UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)
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CATCHMARK TIMBER TRUST, INC.
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CatchMark

PROXY STATEMENT
AND
NOTICE OF 2019 ANNUAL MEETING
OF STOCKHOLDERS

THURSDAY, JUNE 27, 2019

AT 10:00 A.M., EASTERN TIME

WESTIN ATLANTA PERIMETER NORTH

7 CONCOURSE PARKWAY N.E.

ATLANTA, GA 30328

5 Concourse Parkway, Suite 2650
Atlanta, Georgia 30328
April 19, 2019
Dear Stockholder:
You are invited to attend the Annual Meeting of Stockholders of CatchMark Timber Trust, Inc. at 10:00 a.m., local time, on Thursday, June 27, 2019, at the Westin Atlanta Perimeter North, 7 Concourse Parkway NE, Atlanta, Georgia 30328.
We look forward to having the opportunity to discuss our 2018 results with you at the meeting. During the year, we took bold and significant steps to execute our longstanding strategic initiatives to increase cash flow, expand our prime timberland portfolio in top mill markets, maximize results from harvest operations, and use capital to our best advantage. In addition, we significantly advanced our investment management business, diversifying and solidifying our revenue streams. We reported increases in key year-over-year performance results and met our operating objectives despite an unsettled market for timber and wood products. We also met the goals of our strategic plan by integrating premium acquisitions and joint venture investments, executing on sustainable operating targets, and reinforcing our capital position. Our success in achieving these strategic objectives in 2018, combined with our rigorous land management practices, has set the stage for further growth in 2019 and beyond.
At the 2019 annual meeting, we will be asking you to consider and vote upon three proposals, including the re-election of each of our directors to serve for a term of one year, the approval, on an advisory basis of the compensation we paid our named executive officers, and the ratification of the selection by our Audit Committee of our independent auditors. Our board of directors is furnishing you the accompanying proxy statement to provide relevant information to you in connection with the board’s solicitation of proxies to be voted at the annual meeting. The proxies also may be voted at any adjournments or postponements of the annual meeting.
It is important that your shares be represented at the annual meeting regardless of the size of your securities holdings. Whether or not you plan to attend, you can ensure your shares are represented at the meeting by promptly voting online, by phone or by mail.

We look forward to receiving your vote and seeing you at the meeting.

Sincerely,
/s/ Willis J. Potts, Jr.
Chairman of the Board
/s/ Jerry Barag
Chief Executive Officer

5 Concourse Parkway, Suite 2650
Atlanta, Georgia 30328

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 27, 2019

To the Stockholders of CatchMark Timber Trust, Inc.:
Notice is hereby given that the 2019 Annual Meeting of Stockholders of CatchMark Timber Trust, Inc. will be held at the Westin Atlanta Perimeter North, 7 Concourse Parkway N.E., Atlanta, Georgia 30328, on Thursday, June 27, 2019 at 10:00 a.m., local time, for the purpose of:

1.
Considering and voting upon a proposal to elect the seven directors named in this proxy statement to serve until the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualify;

2.	Considering and voting upon a proposal to approve, on an advisory basis, the compensation of our named executive officers;

3.	Ratifying the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2019; and

4.	Transacting any other business that may properly come before the meeting or any adjournment or postponement thereof.
Our board of directors has selected the close of business on April 8, 2019 as the record date for determining stockholders entitled to notice of and to vote at the meeting. The Notice Regarding the Availability of Proxy Materials or this notice and the accompanying proxy statement and proxy card are first being mailed or made available to you on or about April 26, 2019.
Whether you plan to attend the meeting and vote in person, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy: (1) online; (2) by phone; or (3) by mail, using the enclosed proxy card (if you received a paper copy of the proxy materials). YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.
By Order of the Board of Directors,
/s/ Lesley H. Solomon

General Counsel and Secretary
Atlanta, Georgia
April 19, 2019
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on June 27, 2019:
The Notice of Annual Meeting, Proxy Statement, form of proxy card, and 2018 Annual Report to Stockholders are available at www.catchmark.com/proxy

i

ii

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information you should consider. Please read this entire proxy statement carefully before voting. In this proxy statement, we may refer to CatchMark Timber Trust, Inc. as “we,” “us,” “our,” the “Company” or “CatchMark.”
Information About the 2019 Annual Meeting of Stockholders

Meeting Date:	June 27, 2019

Record Date:	April 8, 2019

Meeting Time:	10:00 a.m., local time

Meeting Place:	Westin Atlanta Perimeter North
7 Concourse Parkway N.E.
Atlanta, Georgia 30328

Voting:
Anyone who owned shares of our Class A common stock (“common stock”) at the close of business on April 8, 2019 is entitled to vote at the annual meeting. Each share is entitled to one vote on each matter to be voted upon at the annual meeting.

Admission:
You are entitled to attend the annual meeting only if you are a holder of record or a beneficial owner of shares of our common stock as of the record date or if you hold a valid proxy for the annual meeting. If a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the annual meeting. A recent statement or letter from your bank or broker confirming your ownership as of the record date, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership. You also should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting.

Advance Voting Methods
Whether you plan to attend the annual meeting and vote in person or not, we urge you to have your proxy vote recorded in advance of the annual meeting. Stockholders have the following three options for submitting their votes by proxy: (1) online; (2) by phone; or (3) by mail, using the enclosed proxy card (if you received a paper copy of the proxy materials). For further instructions on voting by proxy, see the proxy card accompanying this proxy statement.
Meeting Agenda and Voting Recommendations

Items of Business	Board Recommendation	Page Number
Election of the seven directors named as nominees in the proxy statement	FOR	13
Approval, on an advisory basis, of the compensation of our named executive officers	FOR	44
Ratification of the appointment of our independent auditors	FOR	49
In addition to the above matters, we will transact any other business that is properly brought before the annual meeting or any adjournment or postponement thereof.

Director Nominees
We have included summary information about each director nominee in the table below. Each director is elected annually by a majority of votes cast. See “Corporate Governance” beginning on page 7 and “Your Board of Directors” beginning on page 13 for more information regarding our directors and our process for nominating directors.

Name	Age	Director Since	Primary Occupation	Independent	AC	CC	FC	NC
Jerry Barag	60	2013	CEO, CatchMark Timber Trust, Inc.				✓
Paul S. Fisher	63	2016	Retired Vice Chairman, President and CEO, CenterPoint Properties Trust	✓		✓	C	✓
Mary E. McBride	63	2018	Retired President, CoBank, ACB	✓		✓	✓	✓
Donald S. Moss	83	2006	Retired Group Vice President, Avon Products, Inc.	✓	✓	C
Willis J. Potts, Jr.	72	2006	Retired Vice President and General Manager, Temple-Inland, Inc.	✓	✓		✓
Douglas D. Rubenstein	56	2013	Executive Vice President, Chief Operating Officer and Director of Capital Markets, Benjamin F. Edwards & Company	✓	✓		✓	C
Henry G. Zigtema	67	2012	Retired Partner, Ernst & Young LLP	✓	C, FE	✓
AC = Audit Committee CC = Compensation Committee FC = Finance and Investment Committee NC =Nominating and Corporate Governance Committee C = Committee Chair FE = Financial Expert

2018 Key Accomplishments
During 2018, we expanded our prime timberland portfolio in top mill markets, maximized results from harvest operations and used capital to our best advantage to generate predictable and stable cash flow that comfortably covered our dividend and delivered consistent growth through the business cycle. Our key accomplishments for 2018 include the following:

Revenues and Net Loss	»
Increased total revenues to $97.9 million, a 7% increase over 2017. Incurred a net loss of $122.0 million in accordance with GAAP, compared to $13.5 million for full-year 207, primarily due to a $109.6 million allocated loss from our Triple T Joint Venture discussed below.

Adjusted EBITDA	»	Increased Adjusted EBITDA* by 19% to $49.8 million, compared to $41.9 million for full-year 2017.

Net Sales Pricing	»
Captured a 6% increase in pulpwood net sales price per ton as compared to 2017 and realized sawtimber net sales price per of ton of $24, consistent with prior year. During the fourth quarter, we captured sawtimber net sales price of $25 per ton.

Delivered Wood Sales	»	Increased delivered wood sales as a percentage of total sales volume to 80% in 2018 from 74% in 2017.

Acquisition	»	Acquired 18,100 acres of prime Oregon timberlands for $89.7 million, our first Pacific Northwest acquisition, diversifying our assets and markets and increasing our sawtimber holdings.

Triple T Joint Venture	»
Invested $200 million in the industry-leading Triple T joint venture to secure ownership interests in 1.1 million acres of high-quality Texas timberlands with long-term, sustainable growth potential and an expectation of unlocking further value through greater operating efficiencies and new tactical strategies.

Asset Management Fees	»	Increased asset management fees to $5.6 million from $0.1 million the previous year.

Rebalanced Holdings	»
Rebalanced our holdings in the Southwest following the Triple T investment by disposing of 56,000 acres of timberlands in Texas and Louisiana for $79.3 million, the proceeds of which were used to pay down debt used to fund the Pacific Northwest acquisition.

Return to Stockholders	»	Returned $25.6 million to stockholders through dividends fully funded out of CAD** with a pay-out ratio of 77%, as compared to 88% for 2017.
______
* See footnote * in “Compensation Discussion and Analysis - Executive Summary - 2018 Company Performance Highlights” on page 20 for information about where you can find the definition of and information regarding why we present Adjusted EBITDA and a reconciliation of this non-GAAP financial measure to net loss.

** See “Compensation Discussion and Analysis - Executive Summary - 2018 Company Performance Highlights” on page 20 for the definition of and information regarding why we present Cash Available for Distribution (“CAD”) and for a reconciliation of this non-GAAP financial measure to cash provided by operating activities.

Environmental, Social and Governance Highlights
Environmental
We remain committed to responsible environmental stewardship and sustainable forestry.

•	We are proud that 100% of our fee timberlands are certified as a sustainable forest according to the high standards of the Sustainable Forestry Initiative® (SFI).

•	Since 2013, we have planted approximately 40 million trees, including over 9 million in 2018.

•	We plant four seedlings for every tree that we harvest (excluding trees cut in thinning operations).

•
We have also been a member of the Forestry for Wildlife Partnership for Georgia since 2010 and we were recognized as a 2018 Forestry Wildlife Partner, as we have been in prior years, by the Georgia Department of Natural Resources’ Wildlife Resources Division and the Governor for our stewardship and land management practices benefiting Georgia’s wildlife.

•
Through our Dawsonville Bluffs joint venture, we own and manage two mitigation banks located in North Georgia that preserve 17.6 miles of stream, of which, 8.5 miles of stream has been restored, improving habitat for sensitive and endangered species including the Etowah crawfish and Holiday darter.

•
We have a process for identifying populations of known threatened, endangered, and rare species and all field personnel have training in species identification and their habitats. In our South Central region we have occurrences of Fringed Campion and Trillium, both endangered plants, and we developed management plans to protect these species.

Social
We care about our employees and recognize that they are key to the success of our company. We endeavor to demonstrate that in many ways.

•
We value the contributions of all of our employees, as evidenced by our CEO pay ratio of 8.8 to 1 for 2018. We provide high-quality benefits, including healthcare and wellness initiatives, a 401(k) plan with a generous company match.

•	We provide professional development opportunities for our employees, including personal coaching.

•
We believe that all individuals should be treated with dignity and respect and have adopted a No Harassment Policy that does not tolerate discriminatory harassment of any sort, including based on race, color, religion, sex, national origin, age, disability, pregnancy, childbirth, or related medical conditions, gender identity, sexual orientation, genetic information, citizenship status, service member status, or any other characteristic protected by federal, state, or local anti-discrimination laws.

•	Our board of directors has met with all of our employees to reiterate our mission, emphasize an ethical culture and express their appreciation for our employees’ contribution to our success.

•
Our board of directors places high importance on diversity, particularly gender diversity at this time.  In February 2018, our board elected Mary E. McBride as a director, and our Nominating Committee and board continue to seek to develop a board that is more diverse.

Governance
Our corporate governance policies promote the long-term interests of stockholders, accountability and trust in us. Below is a summary of some of the highlights of our corporate governance framework.

✓	Annual election of all directors	✓	Average director tenure of 7 years
✓	Majority voting with plurality carve out for contested elections	✓	Risk oversight by the board and committees
✓	Six of seven directors are independent	✓	Annual board and committee self-evaluations
✓	Separate independent Chairman and CEO	✓	No supermajority voting
✓	Anti-hedging and anti-pledging policy	✓	No stockholder rights plan
✓	Executive officer stock ownership guidelines	✓	Director continuing education policy
✓	Independent director stock ownership guidelines	✓	All directors attended at least 75% of 2018 meetings
✓	Regular executive sessions of independent directors	✓	Stockholder engagement
✓	Related person transactions policy	✓	Annual say-on-pay advisory votes
Executive Compensation Highlights

•
Our executive compensation programs are designed to align the interests of our executive officers with those of our stockholders. We believe that our compensation programs encourage executive decision-making that is aligned with the long-term interests of our stockholders by tying a significant portion of our executives’ pay to our performance.

•	At our 2018 annual meeting of stockholders, we received approximately 91% support for our executive compensation program.

•	Our compensation program is comprised of three primary elements: base salary, annual cash incentive awards and long-term equity incentive awards.

•
A significant portion of our named executive officers’ 2018 target total direct compensation was “at-risk,” which the Compensation Committee believes aligns our executive officers’ interests with the interests of our stockholders and encourages longer-term value creation for our stockholders.

•
Consistent with the Compensation Committee’s commitment to “at-risk” pay that aligns the interest of our executives with our stockholders, the Compensation Committee did not make any adjustments to the rigorous performance goals for the 2016 performance awards and, accordingly, they were forfeited by our executives.

•
The majority of each named executive officer’s (“NEO”) 2018 annual cash incentive bonus opportunity (80%) was based on our achievement of our Adjusted EBITDA goals. The remaining portion was based on the Compensation Committee’ subjective assessment of each NEO’s individual performance.

Internet Availability of Proxy Materials
We have elected to deliver our proxy materials to the majority of our stockholders using the “notice-and-access” method permitted by Securities and Exchange Commission rules. Under notice-and-access, instead of a paper copy of the proxy materials, we are sending those stockholders a Notice Regarding the Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to:

•	electronically access our proxy statement for our 2019 Annual Meeting of Stockholders, our 2018 Annual Report to Stockholders and a form of proxy; and

•	vote via the Internet, by telephone or by mail.
Electronic delivery of our proxy materials will allow us to provide stockholders with the information they need, while at the same time lowering our cost of delivery. We are mailing paper copies of the proxy materials to stockholders who have requested to receive them in paper form.

CORPORATE GOVERNANCE
Our board of directors has oversight responsibility for our operations and approves all major decisions concerning our business. Our board of directors is also responsible for monitoring our operating results, financial condition and our significant risks.
Our board of directors employs practices that foster effective board oversight, including regular reviews of our major governance documents, policies and processes in the context of current corporate governance trends, regulatory changes and recognized best practices. The following sections provide an overview of our corporate governance structure and processes, including key aspects of our board operations.
Selecting Director Nominees and Board Refreshment
Our board of directors is responsible for selecting its nominees and recommending them for election by the stockholders. The board delegates the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee (the “Nominating Committee”). The Nominating Committee annually develops a slate of director nominees who are then recommended to and voted on by our full board of directors. Nominees are then proposed by the board to the stockholders for election. All director nominees stand for election by our stockholders annually.
In developing a slate of nominees, the Nominating Committee annually reviews with our board of directors the appropriate experience, skills and characteristics required of board members in the context of the then‑current membership of our board. This assessment includes, in the context of the perceived needs of our board of directors at that time, issues of knowledge, experience, judgment and skills such as an understanding of the real estate industry, the timber industry or brokerage industry or accounting or financial management expertise. Our board of directors and the Nominating Committee seek a diverse board of directors whose members collectively possess these skills and experiences. Although our board of directors does not have a formal written policy regarding the consideration of diversity in identifying director nominees, the board places high importance on diversity, particularly gender diversity at this time. In February 2018, the board, on the recommendation of the Nominating Committee, elected Mary E. McBride as a director. The Nominating Committee and the board continue to actively seek to develop a board that is more diverse.
Other factors considered by the Nominating Committee in developing a slate of nominees include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by our board of directors will be individuals who possess a reputation and hold or have held positions or affiliations befitting a director of a public company and are or have been actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community.
To identify potential director nominees, the Nominating Committee solicits candidate recommendations from its own members and our management. The Nominating Committee may engage the services of a search firm to assist in identifying potential director nominees. The Nominating Committee also will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In evaluating the persons recommended as potential directors, the Nominating Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating Committee determines are relevant. Stockholders may directly nominate potential directors (without the recommendation of the Nominating Committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 11 of our bylaws. Any stockholder may request a copy of our bylaws free of charge by contacting our Secretary at our headquarters c/o CatchMark Timber Trust, Inc., 5 Concourse Parkway, Suite 2650, Atlanta, Georgia 30328; by email at info@catchmark.com; by telephone at 855‑858‑9794 (Atlanta area: 404‑445‑8480); or by facsimile at 855‑865‑8223.

Director Independence
Six of the seven members of our board of directors-and all of the members of the Audit Committee, the Compensation Committee and the Nominating Committee-are “independent” as defined by the New York Stock Exchange (“NYSE”), and a majority of the members of the Finance and Investment Committee (the “Finance Committee”) meet the NYSE’s definition of independence. The NYSE listing standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, our board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us). From time to time we may have ordinary course of business relationships with companies with which our directors are associated. Our board of directors considers such transactions in connection with its director independence determinations. Our board of directors has determined that each of Paul S. Fisher, Mary E. McBride, Donald S. Moss, Willis J. Potts, Jr., Douglas D. Rubenstein, and Henry G. Zigtema qualifies as an independent director under the listing standards of the NYSE. Jerry Barag is our Chief Executive Officer, and the board does not consider him to be an independent director.
In addition to the independence requirements discussed above, members of the Audit Committee also must satisfy additional independence requirements established by the Securities and Exchange Commission (the “SEC”) and the NYSE. Specifically, they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation and they may not be affiliated with us or any of our subsidiaries. Our board has determined that all of the members of the Audit Committee satisfy the relevant SEC and NYSE independence requirements.
Further, in affirmatively determining the independence of any director who will serve on the Compensation Committee, our board also considers all factors specifically relevant to determining whether a director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee, including (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by us to such director and (2) whether the director is affiliated with us, our subsidiaries or our affiliates. Our board has determined that all of the members of the Compensation Committee satisfy this additional independence requirement.

Meetings of Independent Directors
To promote the independence of our board of directors and appropriate oversight of management, our independent directors meet in executive sessions at which only independent directors are present. During these sessions, Mr. Potts, independent director and Chairman of the Board, presides. These meetings are held in conjunction with the regularly scheduled quarterly meetings of our board of directors but may be called at any time by our independent directors. In 2018, our independent directors met four times in executive session without management present in connection with meetings of the full board. Our board of directors may modify this structure if it determines that a different structure is in the best interest of our stockholders.
Board Leadership Structure
Our board of directors is led by Willis J. Potts, Jr., as Chairman of the Board, who is an independent director. We currently separate the positions of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for our strategic direction, day‑to‑day leadership and performance while the Chairman of the Board, in consultation with the Chief Executive Officer, sets the agenda for and presides over meetings of our board of directors. In addition, we believe that the separation provides a more effective monitoring and objective evaluation of the Chief Executive Officer’s performance. The separation of these leadership roles also allows the Chairman of the Board to strengthen our board’s independent oversight of our performance and governance standards.

Another key component of our board’s leadership structure is the role of its committees. Our board of directors has delegated certain oversight functions to its four standing committees—the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, each of which is comprised entirely of independent directors, and the Finance Committee, of which a majority of the members are independent directors. These committees regularly report back to our board of directors with specific findings and recommendations in their areas of oversight and also consult and work with the Chief Executive Officer and other members of management. Further information about these four committees is provided in “Your Board of Directors — Board Committees.”
We believe that our board’s leadership structure, policies, and practices, when combined with our other governance policies and procedures, function very well in strengthening board leadership, fostering cohesive decision making at the board level, solidifying director collegiality, improving problem solving and enhancing strategy formulation and implementation.

Board and Committees Self‑Evaluation
Our board of directors and each standing board committee conducts a self‑evaluation annually to evaluate the effectiveness of our board of directors and each of its standing committees, focusing on the contribution of our board of directors as a whole and areas in which our board of directors or management believes a better contribution is possible. Pursuant to our Amended and Restated Corporate Governance Guidelines (the “Corporate Governance Guidelines”) and the charters of each of the standing board committees, the Nominating Committee oversees the self‑evaluation process. The Nominating Committee reports the results of the self‑evaluations to our board of directors, and the Chairman of the Board and chairpersons of each committee coordinate any necessary follow‑up actions.

Corporate Governance Guidelines
Upon the recommendation of the Nominating Committee, our board of directors adopted the Corporate Governance Guidelines, which establish a common set of expectations to assist our board of directors in performing its responsibilities. The Corporate Governance Guidelines, a copy of which is available on our website, www.catchmark.com, address a number of topics, including, among other things, board membership criteria, selection of directors, size of the board, independence requirements, term limits, director compensation, director responsibilities and continuing education requirements, succession planning, self‑evaluations and director access to management and independent advisors.

Code of Business Conduct and Ethics
All of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, must act ethically at all times and in accordance with the policies comprising our code of business conduct and ethics set forth in the Amended and Restated Code of Business Conduct and Ethics (the “Code of Ethics”). The Code of Ethics is published and can be viewed on our website, www.catchmark.com. Within the time period required by the SEC and the NYSE, we will post on our website any amendment to or waiver of the Code of Ethics.

Related Person Transactions Policy
Our board of directors recognizes that transactions and relationships between the Company and persons related to the Company can present a heightened risk of actual or potential conflicts of interest and may create the appearance that Company decisions are based on considerations other than those in the best interest of the Company and its stockholders. As a result, the board of directors has adopted a related person transactions policy which provides that all related person transactions are subject to Audit Committee approval or ratification.

A “related person transaction” is any transaction or series of transactions in which:

•	the Company or any of its subsidiaries is a participant;

•
any “related person” (an executive officer, director, beneficial owner of more than 5% of the Company’s common stock, or immediate family member or business affiliate of any of the foregoing) has or will have a direct or indirect material interest; and

•	the aggregate amount involved since the beginning of the Company’s last completed fiscal year exceeds or may reasonably be expected to exceed $120,000.
At least annually, each director and executive officer completes a detailed questionnaire that discloses any related person transactions. We also review the Company’s financial systems to identify any related person transactions.
In determining whether to approve or ratify a related person transaction, the Audit Committee considers all relevant facts and circumstances, including the benefits to the Company, the potential effects on a director’s independence, the availability of other sources for the product or service, the terms of the transaction and the terms related to unrelated parties generally. The Audit Committee may approve a related person transaction that it determines to be not inconsistent with the best interests of the Company and its stockholders. The Company did not engage in any related person transactions during 2018.

Independent Director Compensation Program
Our independent directors are compensated pursuant to our Amended and Restated Independent Director Compensation Plan, the terms of which are described below.
Cash Compensation.  Each of our independent directors (other than a member of the Audit Committee) receives an annual cash retainer of $50,000, and each of our independent directors who is a member of the Audit Committee receives an annual cash retainer of $56,000. In addition, the chair of the Audit Committee receives a supplemental cash retainer of $12,500, and the chairs of the Compensation Committee, Nominating Committee and Finance Committee receive a supplemental cash retainer of $10,000. The non‑executive Chairman of the Board previously received a supplemental cash retainer of $30,000. Effective August 2, 2018, the non‑executive Chairman of the Board receives a supplemental cash retainer of $50,000. A director may choose to receive his or her cash retainers in shares of our common stock.
Equity Compensation.  We also make an annual equity compensation grant to our independent directors. In 2018, we made this grant on June 25, 2018, the first business day immediately prior to the date on which we held our annual stockholders meeting. Each of our independent directors received a number of shares of our common stock having a value of $50,000 on the grant date. The shares were fully-vested and non-forfeitable upon the grant date. Effective for 2019, we intend to grant each of our independent directors that is re-elected at the annual meeting shares of our common stock having a value of $70,000 on the grant date. The number of shares granted to each independent director will be determined by dividing $70,000 by the fair market value per share of our common stock on the grant date. The grant will be made on the date following the annual meeting of stockholders and will be subject to a vesting period of one year. Directors will also have the ability to receive their equity grant in the form of LTIP units, which are discussed in greater detail on pages 30-31.

The following table provides information about the compensation earned by our independent directors during 2018:

Name	Fees Earned or Paid in Cash (1) ($)		Stock Awards(3) ($)	Total ($)
Paul S. Fisher	$60,000		$50,004	$110,004
Mary E. McBride	$54,692		$66,445	$121,137
Donald S. Moss	$66,000		$50,004	$116,004
Willis J. Potts, Jr.	$99,274	(2)	$50,004	$149,278
Douglas D. Rubenstein	$66,000		$50,004	$116,004
Henry G. Zigtema	$68,500		$50,004	$118,504

(1)
Includes base retainer and supplemental retainer, which are payable quarterly in advance. During 2018, each independent director received four quarterly retainer payments, for three quarters in 2018 and the first quarter in 2019. In addition to her regular quarterly payments in 2018, Ms. McBride also received a prorated cash retainer of $4,692 for the first quarter of 2018.

(2)
Mr. Potts elected to receive a portion of his supplemental cash retainer in the form of shares of our common stock. The number of shares granted each quarter was determined by dividing one-quarter of Mr. Potts’ annual supplemental retainers by the closing price of our common stock on each respective payment date, rounded to the nearest whole share. We issued 2,832 shares of common stock to Mr. Potts during 2018 as payment of the cash supplemental retainer, all of which were fully vested and non-forfeitable as of the date of grant.

(3)
Reflects the grant date fair value of shares of our common stock granted pursuant to our Amended and Restated Independent Director Compensation Plan determined in accordance with U.S. generally accepted accounting principles. On June 25, 2018, each independent director received 3,956 shares of our common stock, which were fully vested and non-forfeitable as of the date of grant. Ms. McBride also receive a prorated stock retainer upon her initial appointment to the board on February 27, 2018 consisting of a grant of 1,239 fully vested shares of our common stock.

As of December 31, 2018, our directors held the following unvested option awards:

Name	Option Awards (#)
Paul S. Fisher	—
Mary E. McBride	—
Donald S. Moss	419
Willis J. Potts, Jr.	419
Douglas D. Rubenstein	—
Henry G. Zigtema	—
Our directors did not hold any unvested stock awards as of December 31, 2018.

Stock Ownership Guidelines for Independent Directors
The board of directors has adopted stock ownership guidelines for our independent directors that require that each independent director own shares of our common stock having a value of four times his or her annual cash retainer. Each director must meet the stock ownership guidelines by the fifth anniversary of his or her election to the board. Until the ownership guidelines are met, or at any time the director is not in compliance with the guidelines, he or she must retain 100% of any shares received from our company for service on the board, with an exception for shares sold for the limited purposes of paying the exercise price, in the case of stock options, or satisfying any applicable tax liability related to the award. Five of our six independent directors have achieved their respective stock ownership guideline, and the remaining independent director who has not achieved such ownership guideline was initially elected in 2018 and is making continued strides toward doing so.

Prohibition on Hedging and Pledging
Our insider trading policy prohibits our directors, officers and other employees from (i) holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan, and (ii) engaging in hedging transactions in our securities.

Communications with Our Board of Directors
We have established several means for stockholders to communicate concerns to our board of directors. If the concern relates to our financial statements, accounting practices or internal controls, stockholders should submit the concern in writing to the Chairman of the Audit Committee in care of our Secretary at our headquarters c/o CatchMark Timber Trust, Inc., 5 Concourse Parkway, Suite 2650, Atlanta, Georgia 30328. If the concern relates to our governance practices, business ethics or corporate conduct, stockholders should submit the concern in writing to the Chairman of the Nominating Committee in care of our Secretary at our headquarters at the above address. If uncertain as to which category a concern relates, a stockholder may communicate the concern to any one of the independent directors in care of our Secretary at our headquarters at the above address.
Interested parties may contact the independent directors by directing any inquiries to the independent directors at our headquarters at the above address; by email at info@catchmark.com; by telephone at 855‑858‑9794 (Atlanta area: 404‑445‑8480); or by facsimile at 855‑865‑8223.
Stockholders also may communicate concerns with our directors at the annual meeting.

YOUR BOARD OF DIRECTORS
PROPOSAL NO. 1: ELECTION OF DIRECTORS
The board of directors, based on the recommendation of the Nominating Committee, has nominated the seven persons named below for election as directors at the annual meeting. If elected, the nominees will serve as directors until the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualify.
Each of the nominees is a current member of our board of directors and was elected by the stockholders at our last annual meeting. If any director nominee becomes unable or unwilling to stand for re‑election, our board of directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original director nominee will be cast for the substituted director nominee.
Director Nominees

Name	Age	Position(s)	Term of Office
Willis J. Potts, Jr.	72	Chairman of the Board	Since 2006
Paul S. Fisher	63	Independent Director	Since 2016
Mary E. McBride	63	Independent Director	Since 2018
Donald S. Moss	83	Independent Director	Since 2006
Douglas D. Rubenstein	56	Independent Director	Since 2013
Henry G. Zigtema	67	Independent Director	Since 2012
Jerry Barag	60	Chief Executive Officer and Director	Since 2013
Willis J. Potts, Jr. has served as our Chairman of the Board since November 2013 and as one of our independent directors since 2006. From 1999 until his retirement in 2004, Mr. Potts served as Vice President and General Manager of Temple‑Inland Inc., a major forest products corporation, where he was responsible for all aspects of the management of a major production facility, including timber acquisition, community relations and governmental affairs. From 1994 to 1999, Mr. Potts was Senior Vice President of Union Camp Corporation, where he was responsible for all activities of an international business unit with revenues of approximately $1 billion per year, including supervision of acquisitions and dispositions of timber and timberland, controllership functions and manufacturing. From 2004 to 2007, Mr. Potts served as the chairman of the board of directors of the Technical Association of the Pulp and Paper Industry (TAPPI), the largest technical association serving the pulp, paper and converting industry. From 2006 to 2012, Mr. Potts served on the Board of Regents of The University System of Georgia. Mr. Potts received a Bachelor of Science in Industrial Engineering from the Georgia Institute of Technology. He also completed The Executive Program at the University of Virginia.
Our board of directors has determined that Mr. Potts’ extensive experience in the acquisition and disposition of timber and timberland, combined with his experience serving as a director of, and otherwise managing, organizations engaging in these activities, enable Mr. Potts to effectively carry out his duties and responsibilities as a director.
Paul S. Fisher has served as one of our independent directors since January 2016. Mr. Fisher was the President and Chief Executive Officer of CenterPoint Properties Trust (“CenterPoint”), a developer, investor and manager of supply chain industrial assets and related transportation infrastructure, from 2011 to 2013. Mr. Fisher co‑founded CenterPoint in 1993 and served as General Counsel and Chief Financial Officer before being appointed President in 2004. CenterPoint was a publicly traded REIT from 1993 to 2006, when it was privatized by a joint venture of the California Employees Retirement System and LaSalle Investment Management, Inc. Mr. Fisher served as Vice Chairman of CenterPoint from 2013 to 2018. Before joining CenterPoint, Mr. Fisher was a Vice President of Finance and Acquisitions at Miglin‑Beitler Inc., a Chicago-based office developer. Prior to that, Mr. Fisher served as Vice President of Corporate Finance at The First National Bank of Chicago and as a Vice President of Partnership Finance at VMS Realty, a

Chicago‑based real estate syndication company. Mr. Fisher served on the U.S. Department of Commerce Advisory Council on Supply Chain Competitiveness. He serves as Chair of the Advisory Board for the Baumhart Center for Social Enterprise and Responsibility at Loyola University Chicago. Mr. Fisher received a Bachelor of Arts in Economics from The University of Notre Dame and a Doctor of Law from The University of Chicago School of Law.
Our board of directors has determined that Mr. Fisher’s extensive experience in real estate investment and management, particularly his experience serving as president of, and otherwise managing, a major publicly-traded REIT, provides him with skills and knowledge that enable him to effectively carry out his duties and responsibilities as a director.
Mary E. McBride has served as one of our independent directors since February 2018. Ms. McBride was President of CoBank, ACB (“CoBank”), a cooperative bank and member of the Farm Credit System serving vital industries across rural America, from 2013 to 2016. Ms. McBride joined CoBank in 1993 and served as Vice President, Loan Policy & Syndications; Senior Vice President and Manager, Corporate Finance Division; Senior Vice President and Manager, Operations Division; Executive Vice President, Communications and Energy Banking Group; and Chief Operating Officer before being appointed Chief Banking Officer in 2010. Before joining CoBank, Ms. McBride was Senior Vice President and Manager, Commercial Lending at First Interstate Bank of Denver, N.A., and prior to that served as Assistant Vice President, Energy & Utilities at First National Bank of Boston. Ms. McBride served on the Biomass Technical Advisory and Research Committee of the U.S. Departments of Energy and Agriculture from 2006 to 2012. She also previously served as Chair of Mile High United Way. Ms. McBride received a Bachelor of Arts in Political Science from Wellesley College, a Master of Science in European Studies from the London School of Economics and a Master of Science in Applied Economics and International Management and Finance from the Sloan School of Management at the Massachusetts Institute of Technology.
Our board of directors has determined that Ms. McBride’s extensive experience in commercial banking, particularly in the timber industry, enable Ms. McBride to effectively carry out her duties and responsibilities as a director.
Donald S. Moss has served as one of our independent directors since 2006. He was employed by Avon Products, Inc. from 1957 until his retirement in 1986. While at Avon, Mr. Moss served in a number of key positions, including Vice President and Controller from 1973 to 1976, Group Vice President of Operations – Worldwide from 1976 to 1979, Group Vice President of Sales – Worldwide from 1979 to 1980, Senior Vice President – International from 1980 to 1983 and Group Vice President - Human Resources and Administration from 1983 until his retirement in 1986. Mr. Moss was also a member of the board of directors of Avon Canada, Avon Japan, Avon Thailand and Avon Malaysia from 1980 to 1983. Mr. Moss is a past president and former director of The Atlanta Athletic Club, a former director of the Highlands Country Club in Highlands, North Carolina and the National Treasurer and a former director of the Girls Clubs of America. Mr. Moss attended the University of Illinois.
Our board of directors has determined that Mr. Moss’s experience serving as a director for other organizations, including a publicly traded REIT, provides him with the business management skills and real estate knowledge desired to effectively carry out his duties and responsibilities as a director.
Douglas D. Rubenstein has served as one of our independent directors since December 2013. Mr. Rubenstein has served as Executive Vice President, Chief Operating Officer and Director of Capital Markets for Benjamin F. Edwards & Company, Inc., a private, full‑service broker‑dealer, since August 2016, having served as its Senior Vice President and Director of Capital Markets and Business Strategy since June 2012. From 2007 to June 2012, he held various positions in the Real Estate Investment Banking Group of Stifel, Nicolaus & Company, Inc., including Managing Director from 2007 to August 2008, Co‑Group Head from August 2008 to December 2008 and Managing Director and Group Head from January 2009 to June 2012. From 1985 to 2007, he served in a variety of roles in the Capital Markets Division of A.G. Edwards & Sons, Inc., a U.S.‑based financial services company that was acquired by Wachovia Corporation (now Wells Fargo & Company) in 2007, and was promoted from Analyst ultimately to Managing Director and Real

Estate Group Coordinator. Mr. Rubenstein served as a trustee at Whitfield School and previously served as a director and Chairman of the Board of Life Skills, a non‑profit organization, for 16 years. He holds Series 7 (grandfathered into Series 79), 24, 55 and 63 licenses and was formerly a member of the National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Rubenstein received a Bachelor of Arts in Economics from Lake Forest College and a Master of Business Administration from the John M. Olin School of Business at Washington University.
Our board of directors has determined that Mr. Rubenstein’s extensive experience in the real estate industry and, specifically, raising capital for real estate companies, provides him with skills and knowledge that enable him to effectively carry out his duties and responsibilities as a director.
Henry G. Zigtema has served as one of our independent directors since September 2012. Prior to his retirement in 2006, Mr. Zigtema spent 28 years with Ernst & Young LLP (“Ernst & Young”) and its predecessor firm, Arthur Young and Company. From 2001 to 2006, Mr. Zigtema was the Southeast Area Tax Managing Partner for Ernst & Young’s Real Estate Practice. During his career, Mr. Zigtema served in several key positions, including Area Director of Tax, Plains State Area Industry Leader for Telecommunications, Oil and Gas, and Real Estate as well as a National Office Partner for Strategic Business Services. Mr. Zigtema served as the tax engagement partner or client service partner for a wide variety of clients, including multinational companies such as Sprint, Zion’s Bank, US Bank, Piedmont Office Realty Trust, Inc., Columbia Property Trust, Inc., various publicly traded REITs in the retail, office, apartment and mortgage spaces, as well as a number of private clients. Past board of director involvement includes Maur Hill Prep School, Kapaun Mt. Carmell High School, St. Thomas Aquinas School, Wichita State Accounting Conference Committee, Sedgewick County Zoo and Ronald McDonald House. Mr. Zigtema is currently the chair of the Finance Committee for the Robert W. Woodruff Library. Mr. Zigtema has been an adjunct professor of accounting at Oglethorpe University (“Oglethorpe”) and currently serves on the President’s Advisory Board at Oglethorpe. Mr. Zigtema has contributed to various Ernst & Young publications and was a member of NAREIT. Mr. Zigtema received a Bachelor of Arts in Mathematics from Texas Christian University and a Juris Doctorate from Southern Methodist University. He also completed non‑degree accounting classes at the University of Texas at Dallas. Mr. Zigtema is a Certified Public Accountant with permits to practice in Georgia, Kansas and Texas and is an inactive member of the Texas Bar.
Our board of directors has determined that Mr. Zigtema’s extensive accounting and tax background and experience serving as a director for other organizations enable Mr. Zigtema to effectively carry out his duties and responsibilities as a director.
Jerry Barag has served as our Chief Executive Officer since October 2013 and became a director in December 2013. Mr. Barag also served as our President from October 2013 to April 2019. Mr. Barag previously served as a consultant to us from August 2013 to his appointment as our Chief Executive Officer and President. Mr. Barag brings over 30 years of real estate, timberland and investment experience, including expertise in acquisitions, divestitures, asset management, property management and financing. From September 2011 to October 2013, Mr. Barag served as a Principal of TimberStar Advisors, an Atlanta‑based timberland investment consulting firm, where he specialized in acquiring and managing timberlands in the United States. From 2004 to September 2011, he served as Managing Director of TimberStar Operating Partnership, a timberland investment joint venture among himself, our former Chief Operating Officer and Secretary John F. Rasor, iStar Financial, Inc. and other institutional investors. While at TimberStar, he oversaw the acquisition of over $1.4 billion of timberlands in Arkansas, Louisiana, Maine and Texas. From 2003 to 2004, he served as Chief Investment Officer of TimberVest, LLC (“TimberVest”), an investment manager specializing in timberland investment planning. Prior to joining TimberVest, Mr. Barag served as Chief Investment Officer and Chairman of the Investment Committees for Lend Lease, a subsidiary of Lend Lease Corp., a construction, development and real estate investment management advisory company traded on the Australian Securities Exchange with over $35 billion of assets under management. Mr. Barag received his Bachelor of Science from The University of Pennsylvania, Wharton School.
Our board of directors has determined that Mr. Barag’s extensive experience acquiring and managing timberlands and commercial real estate enable him to effectively carry out his duties and responsibilities as a director.

Vote Required
Under our bylaws, the affirmative vote of a majority of the total votes cast for and against a nominee at a meeting of stockholders duly called and at which a quorum is present is required for the election of each nominee as a director. Abstentions and broker non‑votes do not count as votes cast for this proposal and therefore will not have any effect on the election of the directors. As required by the Corporate Governance Guidelines, any nominee for whom more votes are cast against than are cast for must offer to resign from the board.

Recommendation
Your board of directors unanimously recommends a vote “FOR” all of the nominees listed above for re‑election as directors.

BOARD COMMITTEES
Our board of directors has established the following standing committees: the Audit Committee, the Nominating Committee, the Compensation Committee and the Finance Committee. Information regarding each of the committees is discussed below.
Audit Committee
Our board of directors has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s primary function is to assist our board of directors in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, including overseeing our legal compliance and ethics program, the independent auditors’ qualifications and independence, and the performance of our internal audit function and independent auditors. The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation, oversight and termination of our independent auditors. The Audit Committee is also responsible for preparing the report that appears on pages 45-46 of this proxy statement.
The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter adopted by our board of directors. The Audit Committee Charter is available on our website at www.catchmark.com.
Our Audit Committee currently consists of Donald S. Moss, Willis J. Potts, Jr., Douglas D. Rubenstein, and Henry G. Zigtema. All of the members of the Audit Committee are “independent” and “financially literate” as defined under the rules of the NYSE and the SEC, discussed in further detail under “— Director Independence” above. Mr. Zigtema is designated as the Audit Committee financial expert and is the Chairman of the Audit Committee. During 2018, the Audit Committee met six times.

Nominating and Corporate Governance Committee
The primary functions of the Nominating Committee are identifying individuals qualified to serve on our board of directors, overseeing, developing and recommending to our board of directors a set of corporate governance policies and principles and periodically re‑evaluating such policies and guidelines for the purpose of suggesting amendments to them if appropriate, determining the composition of our board of directors and overseeing an annual evaluation of our board of directors and each of the committees of our board of directors and our management.
The Nominating Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Nominating Committee Charter adopted by our board of directors. The Nominating Committee Charter is available on our website at www.catchmark.com.
The Nominating Committee currently consists of Paul S. Fisher, Mary E. McBride, and Douglas D. Rubenstein. All of the members of the Nominating Committee are “independent” under the listing standards of the NYSE. Mr. Rubenstein is the Chairman of the Nominating Committee. During 2018, the Nominating Committee met four times.

Compensation Committee
The primary function of the Compensation Committee is to assist our board of directors in fulfilling its responsibilities with respect to the compensation of our Chief Executive Officer and our other executive officers and the administration of our compensation plans, programs and policies. For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis” below.

The Compensation Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Compensation Committee Charter adopted by our board of directors. The Compensation Committee Charter is available on our website at www.catchmark.com.
The Compensation Committee currently consists of Paul S. Fisher, Mary E. McBride, Donald S. Moss and Henry G. Zigtema. All of the members of the Compensation Committee are “independent” under the listing standards of the NYSE and under the rules and regulations of the SEC, discussed in further detail under “— Director Independence” above. Mr. Moss is currently the Chairman of the Compensation Committee. The Board has appointed Ms. McBride to serve as the Chair of the Committee following the annual meeting, subject to her re-election to the board of directors. During 2018, the Compensation Committee met nine times.

Finance and Investment Committee
The primary function of the Finance Committee is to assist our board of directors in discharging its oversight responsibilities relating to proposed acquisitions, dispositions, major capital investments and financing arrangements. The Finance Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Finance Committee Charter adopted by our board of directors.
The Finance Committee currently consists of Jerry Barag, Paul S. Fisher, Mary E. McBride, Willis J. Potts, Jr. and Douglas D. Rubenstein. A majority of the members of the Finance Committee are “independent” under the listing standards of the NYSE. Mr. Fisher is the Chairman of the Finance Committee. During 2018, the Finance Committee met ten times.

DIRECTOR ATTENDANCE AT MEETINGS
During 2018, our board of directors held 22 meetings, either in person or telephonically. Each member of the board attended at least 75% of the aggregate number of meetings of the board and the committees on which such director served during 2018. Although we have no policy with regard to attendance by the members of our board of directors at our annual meetings of stockholders, we invite and encourage the members of our board of directors to attend our annual meetings to foster communication with stockholders. In 2018, all seven of our directors serving at that time attended the annual meeting of stockholders either in person or by teleconference.

EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the board is responsible for reviewing and approving the compensation of the Company’s executive officers, establishing the performance goals on which the Company’s compensation plans and programs are based and setting the overall compensation principles that guide the Compensation Committee’s decision-making. The Compensation Committee’s over-arching objective is to maintain an executive compensation program that supports the long-term interests of the Company’s stockholders. We seek to satisfy this objective, and to align the interests of our executives with those of our stockholders, through a program in which a significant portion of executive compensation is based upon performance.

In fulfilling its responsibilities, the Compensation Committee reviewed and discussed with management the following Compensation Discussion and Analysis, which describes the Compensation Committee’s decisions regarding the compensation of the Company’s executive officers for 2018. In reliance on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included the Company’s proxy statement for the 2019 annual meeting of stockholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, each filed with the Securities and Exchange Commission.

The Compensation Committee of the Board of Directors:
Donald S. Moss, Chairman
Mary E. McBride
Paul S. Fisher
Henry G. Zigtema

COMPENSATION DISCUSSION AND ANALYSIS
In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies for 2018. Following this Compensation Discussion and Analysis (“CD&A”), you will find a series of tables and narrative disclosure containing specific data about the compensation earned in 2018 by the following individuals, whom we refer to as our named executive officers (the “NEOs”):

•	Jerry Barag, our Chief Executive Officer;

•	Brian M. Davis, our President and Chief Financial Officer;

•	Todd Reitz, our Senior Vice President, Forest Resources;

•	Lesley Solomon, our General Counsel and Secretary; and

•	John F. Rasor, our former Chief Operating Officer.
___________________
(1) Mr. Rasor resigned as our Chief Operating Officer on July 6, 2018 to serve as the President of the Triple T joint venture, which is discussed below under “2018 Company Performance Highlights.”

Executive Summary

Our executive compensation programs are designed to align the interests of our executive officers with those of our stockholders. We believe that our compensation programs encourage executive decision-making that is aligned with the long-term interests of our stockholders by tying a significant portion of our executives' pay to our performance. The Compensation Committee reviews executive compensation program components, targets and payouts on an annual basis to ensure the strength of our pay-for-performance alignment.

Compensation Philosophy and Objectives

We seek to maintain a total compensation package that provides competitive compensation for our executives while also permitting us the flexibility to differentiate pay based on actual performance. We place significant emphasis on annual and long-term performance-based incentive compensation, including cash and equity-based incentives, designed to reward our executives based on the achievement of predetermined corporate performance measures.

Our compensation objectives are to:

•	provide market-competitive programs that ensure we attract, retain, and motivate talented executives capable of performing at the highest levels of our industry;

•	reflect the qualification, skills, experience and responsibilities of each NEO;

•	create and maintain a performance-focused culture by rewarding the attainment of short- and long-term performance goals;

•	link incentive compensation levels with the creation of stockholder value; and

•	emphasize and award achievement of long-term objectives that are consistent with our strategic focus on growth, operations and stockholder returns.

2018 Company Performance Highlights

2018 was an extremely active and successful year for us. During the year, we took bold and significant steps to execute our longstanding strategic initiatives to increase per-share cash-flow growth, expand our prime timberland portfolio in top mill markets, maximize results from harvest operations, and use capital to our best advantage. In addition, we significantly advanced our investment management business, diversifying and solidifying our revenue streams. We reported increases in key year-over-year performance results and met our operating objectives despite an unsettled market for timber and wood products. We also met the goals of our strategic plan by integrating premium acquisitions and joint venture investments, executing on sustainable operating targets, and reinforcing our capital position. Our success in achieving these strategic objectives in 2018, combined with our rigorous land management practices, has set the stage for further growth in 2019 and beyond.

Our 2018 results effectively demonstrated how our disciplined strategy for assembling the highest quality timberlands and ongoing operational excellence can maximize cash flow through all phases of the business cycle and achieve gains from increased productivity. Our business model allowed us to navigate record volatility in lumber prices and to focus on ongoing operations to achieve operational gains and continue to meet customer demands. Our delivered wood sales strategy and fiber supply agreements continue to optimize our timber sales revenue through relationships with creditworthy counterparties while enhancing the predictability and sustainability of cash flows. We continued to benefit from greater control of our supply chain through delivered wood sales agreements, which comprised 80% of 2018 timber sales volume up from 74% in 2017. Although we incurred a net loss of $122.0 million in accordance with GAAP in 2018, this was primarily due to the allocated loss from the Triple T joint venture, in which we account for our interest on a hypothetical liquidation book value (HLBV) basis. Our diversified cash flow streams enabled us to register a significant increase in total revenues and Adjusted EBITDA* while deferring harvests to future years in order to maximize value and cash flow.

We continued to expand and improve the quality of our timberland assets and enhance productivity through selective and disciplined acquisitions and joint venture investments. During 2018, we increased timberlands under management by 200% to nearly 1.6 million acres, completed our first investment in the Pacific Northwest and rebalanced our holdings in the U.S. Southwest following our significant joint venture investment in Texas.

In July 2018, in one of the largest U.S. timberlands transactions of the past decade, we completed an acquisition of 1.1 million acres of prime East Texas timberlands for approximately $1.39 billion in a joint venture with a consortium of institutional investors. For an investment of $200 million, we tripled the number of acres under our control and management and significantly expanded our fee-based asset management business. The acquired timberlands, operating as Triple T, have a highly productive site index and are projected to grow from the current 2.8 million tons of annual harvest volume to more than five million tons by 2028.

In August 2018, we acquired 18,100 acres of prime Oregon timberlands located near leading local mill markets. The $89.7 million transaction, known as Bandon, further diversified our assets and expanded sawtimber holdings, improving our overall future harvest mix. After the Triple T investment upgraded our regional portfolio, we rebalanced our holdings in Texas and Louisiana and recycled capital to facilitate the Bandon acquisition. That was accomplished through the sale of 56,000 acres of Southwest timberlands for $79.3 million, exclusive of the value of timber retained through reservations.

In March 2018, we successfully completed a public equity offering raising $72.5 million in gross proceeds, which were used to support our growth initiatives and take advantage of our robust investment pipeline, including the subsequent investments in Triple T and Bandon. In August 2018, we amended our credit facilities to increase our total borrowing capacity from $568.6 million dollars to $643.6 million dollars and converted $140.0 million of debt outstanding under our multi-draw facility to a seven-year term loan. The weighted-average life of our outstanding debt improved to seven years and our first maturity is not until December 2024. We also continued to implement debt strategies to position us to navigate a rising interest rate environment, including increasing our fixed-rate exposure through the execution of $200 million of advantageous swaps to a combination of 73% fixed and 27% floating-rate debt. Each of these steps have further strengthened our balance sheet, allowed us to maintain a comfortable level of leverage and maximized available capital for strategic growth at the appropriate time.

In February 2018, we enhance our corporate governance by adding Mary E. McBride to the board of directors. Ms. McBride, who has a wealth of finance and timber industry knowledge based on her many years with CoBank ACB, was re-elected to the board by our stockholders at the 2018 annual meeting. Subject to her re-election at the 2019 annual meeting, Ms. McBride has been appointed to chair our Compensation Committee effective following the annual meeting.

Also, in 2018, we once again earned certification under the prestigious Sustainable Forestry Initiative (“SFI”), one of the world’s largest programs promoting sustainable forestry. As always, we remain committed to sustainable forestry and responsible environmental stewardship through rigorous land management practices that help ensure meeting sustainability goals and long-term production.

Operational:

•
Captured a 6% increase in pulpwood net sales price per ton as compared to 2017 and realized sawtimber net sales price per of ton of $24, consistent with prior year, while Southwide averages for pine sawtimber have tracked below $24 for the past eight quarters, according to Timber-Mart South. During the fourth quarter, we captured sawtimber net sales price of $25 per ton.

•	Increased delivered wood sales as a percentage of total sales volume to 80% in 2018 from 74% in 2017.

•	Strategically deferred harvests to future periods in anticipation of stronger future pricing, which resulted in total harvest volumes to decrease to 2.2 million tons, or 8%, as compared to 2017.

•
Met our annual timberland disposition target by selling 8,500 acres of less productive tracts for $17.5 million, or $2,064 per acre as compared to $1,924 per acre in 2017, while remaining within our disposition target range of 1-2% of fee acreage.

•
Expanded our operations to the Pacific Northwest through our acquisition of 18,100 acres of prime Oregon timberlands for $89.7 million, the Bandon acquisition, diversifying our assets and markets and increasing our sawtimber holdings.

•
Invested $200 million in the industry-leading Triple T joint venture to secure ownership interests in 1.1 million acres of high-quality Texas timberlands with long-term, sustainable growth potential and an expectation of unlocking further value through greater operating efficiencies and new tactical strategies.

•	Expanded our investment management platform through Triple T, which generates significant asset management fees and offers the opportunity to earn outsized returns with incentive-based promotes.

•
Following the Triple T investment, rebalanced our holdings in the Southwest by disposing of 56,000 acres of timberlands in Texas and Louisiana for $79.3 million, the proceeds of which were used to pay down debt used to fund the Bandon acquisition.

•	Continued to be SFI-certified under a program that meets the requirements of the SFIS 2015-2019 Forest Management Edition.

Financial:

•
Generated gross timber sales revenue of $69.5 million, a 3% decrease from 2017 despite an 8% decrease in harvest volumes due to strategic deferral of harvests until a stronger pricing environment in order to maximize value.

•	Increased timberland sales revenue to $17.5 million, a 19% increase over 2017.

•	Increased asset management fees to $5.6 million from $0.1 million the previous year.

•	Increased total revenues to $97.9 million, a 7% increase over 2017.

•	Generated $2.6 million of income and received $8.5 million of distribution from the unconsolidated Dawsonville Bluffs joint venture.

•	Increased Adjusted EBITDA* to $49.8 million, a 19% increase over 2017.

Capital Allocation and Stockholder Value Creation:

•	Raised $72.5 million of capital in an equity offering to support growth initiatives and take advantage of a robust investment pipeline, including the subsequent investments in Triple T and Bandon.

•	Strengthened our balance sheet by increasing total borrowing capacity by $75 million and converting $140 million of debt outstanding under our multi-draw facility to a seven-year term loan.

•
Executed $200 million of interest rate swap agreements to mitigate exposure to rising interest rates, effectively converting a total of 73% of our outstanding debt as of December 31, 2018 to fixed rates.

•	Returned $25.6 million to stockholders through dividends fully funded out of CAD** with a pay-out ratio of 77%, as compared to 88% for 2017.

•	Opportunistically repurchased $1.0 million of our common shares at attractive historical prices.

*See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Adjusted EBITDA” on pages 47-49 of our annual report on Form 10‑K filed with the SEC on March 1, 2019 for the definition and information regarding why we present Adjusted EBITDA and for a reconciliation of this non‑GAAP financial measure to net loss.

** Cash Available for Distribution (“CAD”) is a non-GAAP measure defined as cash provided by operating activities less capital expenditures (excluding timberland acquisitions) plus/minus changes in working capital and other. Our reconciliation of cash provided by operating activities to CAD for the year ended December 31, 2018 follows:

(in millions)	Year Ended December 31, 2018
Cash Provided by Operating Activities	$29.8
(-) Capital Expenditures (excluding timberland acquisitions)	(4.5)
(+) Working Capital Changes	3.8
(-) Distributions from Unconsolidated Joint Ventures	4.7
(-) Other (1)	(0.5)
Cash Available for Distribution	$33.3

(1) Other includes certain cash expenses paid, or reimbursement received, that management believes do not directly reflect the core business operations of our timberland portfolio on an on-going basis, including costs required to be expensed by GAAP related to acquisitions, transactions, joint ventures or new business initiatives.

Compensation Policies and Corporate Governance Highlights

The Compensation Committee has adopted compensation policies and procedures that represent strong corporate governance and reinforce our compensation philosophy and principles. Our compensation programs include, among others, the following best practices:

What We Do	What We Do Not Do
✓  The Compensation Committee has designed our compensation program to pay for performance, with a particular focus on long-term stockholder return, as evidenced by performance-based awards based on pre-established performance goals and relative total stockholder return metrics.

✗ We do not encourage excessive risk-taking behavior through our compensation plans as they appropriately balance both absolute and relative performance, as well as short- and long-term performance.
✓ The Compensation Committee has engaged an independent compensation consultant.	✗ We do not provide U.S. tax code Section 280G excise tax “gross ups”.
✓ We have stock ownership guidelines for our executive officers and our independent directors.	✗ We do not provide any perquisites to our NEOs other than those available to general employees.
✓ We provide our stockholders a “say-on-pay” advisory vote on an annual basis until the next required vote on the frequency of stockholder votes on executive compensation.	✗ No repricing of underwater stock options without stockholder vote.
✓ The Compensation Committee is composed solely of independent directors.
✗  The change in control definition contained in both the Amended and Restated 2005 Long-Term Incentive Plan and the 2017 Incentive Plan is not a “liberal” definition that would be activated on mere stockholder approval of a transaction.

✓ Severance agreements for executive officers include double-trigger change-in-control severance benefits.	✗ We do not pay current dividends or dividend equivalents on unvested performance awards.
✗ We do not guarantee salary increases or minimum bonuses, with limited exceptions in the case of new-hires.
✗ We do not provide for uncapped bonuses.

✗  Our insider trading policy prohibits our directors, officers and other employees from (i) holding company securities in a margin account or otherwise pledging company securities as collateral for a loan, and (ii) engaging in hedging transactions in our securities.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the annual meeting of stockholders on June 26, 2018, we continued to receive strong support for the advisory vote on the compensation of our NEOs, as discussed and disclosed in the 2018 Proxy Statement, with approximately 91% of the votes cast in favor of the advisory vote. Our average level of support for the past five years has been 96%. The Compensation Committee concluded that the stockholder vote reflects favorable stockholder support of the compensation paid to our NEOs. After considering this level of support, the Compensation Committee decided to retain the primary components of the compensation program, with an emphasis on short and long-term incentive compensation.

The Compensation Committee recognizes that executive pay practices and governance principles continue to evolve. Consequently, the Compensation Committee intends to continue paying close attention to the advice and counsel of its independent compensation advisors and invites our stockholders to communicate any concerns or opinions on executive pay directly to the Compensation Committee or our board of directors.

At the 2014 annual meeting, our stockholders expressed a preference that advisory votes on executive compensation occur every year. In accordance with the results of this vote, our board of directors determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on executive compensation, which is scheduled to occur at our 2020 annual meeting of stockholders.

Role of the Compensation Committee

The Compensation Committee assists our board in discharging its responsibilities relating to compensation of our executive officers. The Compensation Committee sets the overall compensation philosophy, objectives and policies for our executive officers and directors. The Compensation Committee has the authority to determine the form and amount of compensation appropriate to achieve our strategic objectives, including salary, bonus, incentive or performance-based compensation, and equity awards. The Compensation Committee reviews its compensation strategy annually to confirm that it supports our objectives and stockholders’ interests and that executive officers are being rewarded in a manner that is consistent with our philosophy.

Each of the four members of the Compensation Committee is independent as that term is defined in the listing standards of the NYSE and the director independence standards adopted by our board. Their independence from management allows the Compensation Committee members to apply independent judgment when designing our compensation program and in making pay decisions.

Role of the Compensation Consultant

To assist in evaluating our compensation practices, the Compensation Committee engaged FPL Associates L.P. (“FPL”) to provide a competitive analysis of compensation levels for our NEOs. The Compensation Committee considered the independence of FPL in light of the SEC rules and NYSE listing standards and concluded that the work of FPL did not raise any conflicts of interest. Specifically, the Compensation Committee worked with FPL to establish our peer groups, and FPL conducted a competitive market assessment of the compensation elements for each of our NEOs, compared to such peer groups. In 2018, FPL continued to be engaged by the Compensation Committee to provide advice with respect to our compensation practices and the compensation levels of our NEOs.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer and Chief Financial Officer consulted with the Compensation Committee regarding 2018 compensation levels for each of our NEOs (except for themselves, respectively) after taking into account input provided by FPL to our Compensation Committee. Our Chief Executive Officer annually reviews the performance of each of the other NEOs and, based on this review, he makes compensation recommendations to the Compensation Committee with respect to the NEOs achievement of the individual performance component of annual cash incentive awards. The Chief Financial Officer, together with FPL, provides information to the Compensation Committee with respect to salaries, annual cash incentive awards, long-term equity incentive awards and performance targets. The Compensation Committee exercises its discretion in accepting or modifying these recommendations and independently makes the performance evaluation and compensation decisions with regard to our Chief Executive Officer.

Peer Groups

In 2017, FPL provided a competitive analysis of compensation levels for our compensation programs, which the Compensation Committee continued to refer to in 2018 for purposes of setting compensation levels for 2018. The Compensation Committee, with FPL’s assistance, reviewed two peer groups, which we refer to as the Primary Peer Group and the Supplemental Peer Group. The Compensation Committee and FPL determined to use both the Primary Peer Group and the Supplemental Peer Group because a peer group comprised of timber REITs alone provides limited comparables, particularly when factoring in best practices and adjusting for size. The Compensation Committee reviewed information prepared by FPL in setting compensation levels for Messrs. Barag, Davis and Reitz. (Ms. Solomon joined us in September 2018, and, therefore, was not included in such competitive analysis.)

Primary Peer Group. In determining the appropriate component companies for our Primary Peer Group, the Compensation Committee and FPL focused on companies — both REITs and natural resources-based companies — of comparable overall size. The table below shows information for our Primary Peer Group.

Company	Market Capitalization as of December 31, 2018 ($'s in millions)
CatchMark Timber Trust, Inc.	349
Armada Hoffler Properties, Inc.	703
PotlatchDeltic Corporation (1)	2,138
Easterly Government Properties, Inc.	954
Farmland Partners, Inc.	139
Forestar Group Inc.	581
One Liberty Properties, Inc.	454
Pope Resources	279
SoTHERLY Hotels Inc.	80
St Joe Company	799
UMH Properties, Inc.	454
Universal Forest Products Inc.	1581
Whitestone REIT	488

Supplemental Peer Group. In determining the appropriate component companies for our Supplemental Peer Group, the Compensation Committee and FPL focused on timber and other forest product companies. The table below shows information for our Supplemental Peer Group.

Company	Market Capitalization as of December 31, 2018 ($'s in millions)
CatchMark Timber Trust, Inc.	349
PotlatchDeltic Corporation (1)	2138
Forestar Group Inc.	581
Pope Resources	279
Rayonier Inc.	3,586
St Joe Company	799
Universal Forest Products Inc.	1581
Weyerhaeuser Company	16,316
(1)Deltic Timber Corporation was part of our Primary Peer Group and both Deltic Timber Corporation and Potlatch Corp. were part of our Supplemental Peer Group. In February 2018, Deltic Timber Corporation completed its merger with Potlatch Corp. (now, PotlatchDeltic Corporation).

In setting actual compensation levels for our NEOs, the Compensation Committee considers various factors - each as discussed in greater detail below in this CD&A - and did not target any element of compensation at a particular percentile or percentile range of the peer group data. Rather, the Compensation Committee uses this information as one input in its decision-making process.

Elements of 2018 Named Executive Officer Compensation Program

Our compensation program is comprised of three primary elements: base salary, annual cash incentive awards and long-term incentive (LTI) awards (each as more fully-described below).

The following table summarizes the 2018 base salaries and threshold, target and maximum annual cash incentive and LTI award opportunities established by the Compensation Committee at the beginning of 2018 for each of Messrs. Barag, Davis and Reitz. Mr. Rasor is not included in the table below because he was not eligible to participate in the annual incentive award program or receive any new LTI awards in 2018. Ms. Solomon is not included in the table below because she joined us in September 2018 and was not included in the Compensation Committee’s compensation setting process in early 2018.

Name	2018 Base Salary	2018 Annual Cash Incentive			2018 Long-Term Incentive(1)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. Barag	$530,500	$185,675	$371,350	$557,025	$400,528	$801,586	$1,282,219
Mr. Davis	$371,500	$92,875	$185,750	$278,625	$244,819	$490,009	$783,865
Mr. Reitz	$257,500	$51,500	$77,250	$128,750	$50,000	$100,000	$150,000
____________________
(1) For Messrs. Barag and Davis, exclusive of time-based and performance-based LTI awards intended to be granted in 2017 but, as discussed below, granted in 2018. Note that the long-term incentive values reflected in this table differ from the grant date fair values presented in the Summary Compensation table due to the fact that the time-based awards and performance-based awards for 2017 were granted in 2018 to allow time to implement the profits interest program.

The following charts demonstrate the significant portion of Messrs. Barag’s, Davis’ and Reitz’s 2018 target total direct compensation that is “at-risk,” which the Compensation Committee believes further aligns our executive officers’ interests with the interests of our stockholders and encourages longer-term value creation for our stockholders.

CEO Total Target Direct Compensation

31%
Base Salary
22%
Annual Cash Incentive
47%
Long-Term Incentive
69%
Performance Based and/or at Risk

Other NEO Total Target Direct Compensation

42%
Base Salary
18%
Annual Cash
Incentive
40%
Long-Term Incentive
58%
Performance Based
and/or at Risk

2018 Compensation Package for Messrs. Barag, Davis and Reitz

Base Salary. Our Compensation Committee believes that payment of a competitive base salary is a necessary element of any compensation program. Base salary levels also affect the annual cash incentive compensation because each NEO's threshold, target and maximum opportunity is based on a percentage of their respective base salary. Base salaries reflect the only fixed portion of our compensation program. In 2018, the Compensation Committee approved a 3% merit increase to the base salary of each of Messrs. Barag, Davis and Reitz, consistent with the salary change expectations across both the real estate industry and broader public marketplace.

Annual Cash Incentive Bonus. We maintain an annual cash incentive award program for the NEOs, which it believes motivates and incentivizes the NEOs to achieve our short-term goals. In 2018, each of Messrs. Barag, Davis and Reitz participated in our annual cash incentive award program. The 2018 annual cash incentive award program had two components: a financial component, pursuant to which 80% of the annual cash incentive award opportunity was based on achievement of predetermined goals related to a specified performance metric, and an individual performance component, pursuant to which 20% of the annual cash incentive award opportunity was based on the NEO’s performance over the course of 2018.

The Compensation Committee approved a threshold, target and maximum annual cash incentive award opportunity for each of our NEOs, each of which are reflected in the table above. The threshold, target and maximum annual cash incentive award opportunities for each NEO are based on a percentage of their respective base salary. The 2018 annual cash incentive target award opportunities for Messrs. Barag and Davis were not changed from 2017 opportunity levels (other than with respect to the impact of the base salary increases discussed above). The Compensation Committee determined to approve such amounts after reviewing market data related to total cash compensation and total compensation for both the Primary Peer Group and the Supplemental Peer Group, our size assets, the overall performance of both the Company and each NEO individually and our general and administrative expenses.

Name	2018 Annual Cash Incentive (% of Base Salary)
	Threshold	Target	Maximum
Mr. Barag	35.0%	70.0%	105.0%
Mr. Davis	25.0%	50.0%	75.0%
Mr. Reitz	20.0%	30.0%	50.0%

Financial Performance Component. Eighty percent (80%) of the 2018 annual cash incentive award opportunity was based on the achievement of predetermined goals related to adjusted earnings from continuing operations before interest, taxes, depletion and amortization (“Adjusted EBITDA”). This metric is an important measure of the Company’s financial performance because it is indicative of the strength of our operations and the performance of our business and representative of adjusted income available for interest payments. Payout at target award levels for Adjusted EBITDA represents the annual budgeted amount approved by our board of directors in January 2018.

The following table shows the threshold, target, maximum and actual performance levels for the financial component of the 2018 annual cash incentive award opportunities for our NEOs. For performance between threshold and target or target and maximum, the bonus amount is determined using straight-line interpolation. Performance at or above the maximum level results in a maximum level payout with respect to the financial performance component.

Financial Measure	Weighting	Threshold	Target	Maximum	Actual
Adjusted EBITDA(1)	100%	$42M	$45M	$48M	$50M
____________________

(1)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Adjusted EBITDA” on pages 47-49 of our annual report on Form 10‑K filed with the SEC on March 1, 2019 for the definition and information regarding why we present Adjusted EBITDA and for a reconciliation of this non‑GAAP financial measure to net loss.

Based on the Company’s achievement of the predetermined financial performance goals during 2018, each NEO achieved the maximum level of the financial performance component of his 2018 annual cash incentive award opportunity, as set forth below.

Name	2018 Annual Cash Incentive Awards - Financial Performance Component
	Threshold	Target	Maximum	Actual
Mr. Barag	$148,540	$297,080	$445,620	$445,620
Mr. Davis	$74,300	$148,600	$222,900	$222,900
Mr. Reitz	$41,200	$61,800	$103,000	$103,000

Individual Performance Component. As discussed above, the annual cash incentive award opportunity for each of our NEOs was based twenty percent (20%) on an assessment of individual performance. The Compensation Committee reviews the performance of our CEO, and our CEO presents to the Compensation Committee individual performance assessments of the other NEOs and recommends for approval the individual performance result.

The Compensation Committee determined that, based on its subjective assessment of each NEO’s performance, Messrs. Davis and Reitz each achieved the maximum performance level of the individual component of his 2018 annual cash incentive award opportunity, and Mr. Barag achieved the target performance level of such component, as set forth below. In making this determination, the Compensation Committee considered the executive’s contribution to the Company’s 2018 performance summarized in the 2018 Company Performance Highlights above and, in particular:

•
For Mr. Barag, his contributions with respect to the equity offering, the Triple T and Dawsonville Bluffs joint ventures, the Bandon acquisition and enhancing the depth and breadth of the organization;

•
For Mr. Davis, his contributions with respect to the Capital Allocation and Stockholder Value Creation accomplishments summarized in the 2018 Company Performance Highlights above and enhancing the depth and breadth of the organization; and

•	For Mr. Reitz, his contributions with respect to the management of our timberlands and the Operational accomplishments summarized in the 2018 Company Performance Highlights above.

Name	2018 Annual Cash Incentive Awards - Individual Performance Component
	Threshold	Target	Maximum	Actual
Mr. Barag	$37,135	$74,270	$111,405	$74,270
Mr. Davis	$18,575	$37,150	$55,725	$55,725
Mr. Reitz	$10,300	$15,450	$25,750	$25,750

2018 Annual Incentive Award Payouts. Based on the results discussed above, Messrs. Davis and Reitz earned 100% of their maximum annual cash incentive award opportunity for 2018 and Mr. Barag earned 93% of such award for 2018, as reflected in the table below.

Name	2018 Annual Cash Incentive Awards - Totals
	Threshold	Target	Maximum	Actual
Mr. Barag	$185,675	$371,350	$557,025	$519,890
Mr. Davis	$92,875	$185,750	$278,625	$278,625
Mr. Reitz	$51,500	$77,250	$128,750	$128,750

Equity Incentive Awards

Annual LTI Awards. We provide a substantial portion of each of our NEOs’ total annual compensation opportunity in the form of equity-based awards. Stock ownership is the simplest, most direct way to align our NEOs’ interests with those of our stockholders. The vesting and other design features of these awards, together with our stock ownership guidelines, encourage long-term stock ownership by our NEOs to further motivate them to create long-term stockholder value.

Award	Design Features	Purpose
Performance-based LTI awards
Earned based on continued employment and the achievement of specified targets related to relative TSR compared to customized peer groups (50%), compared to the Russell 3000 index (30%) and compared to the NCREIF Timberland Index (20%)
• Focus and incentivize our executives on achievement of total stockholder return
	50% of the earned awards vest on the date the Compensation Committee certifies performance achievement and 50% vest on the first anniversary thereof	• Retention • Aligns interests with those of our stockholders
Time-based LTI awards	Vest over a defined period of time, subject to the executive's continued employment	• Retention • Aligns interests with those of our stockholders

The Compensation Committee designated a threshold, target and maximum value for each of Messrs. Barag, Davis and Reitz with respect to their 2018 LTI award opportunity, as summarized in the table on page 27 of this CD&A. The Compensation Committee determined the threshold, target and maximum values for each of Messrs. Barag, Davis and Reitz based on its consideration of market data related to total compensation and equity compensation, our size assets, information from FPL regarding market practices of our peers, and general and administrative expenses.

2017 and 2018 LTI Awards. The Compensation Committee determined that, commencing with LTI awards comprising a part of the 2017 compensation program, our NEOs would have an opportunity to elect to receive their LTI awards in either shares of restricted stock or in the form of equity interests in our operating partnership, CatchMark Timber Operating Partnership, L.P. (“CatchMark Timber OP”), which we refer to as “LTIP units.”

LTIP units are a separate class of units of limited partnership interest in CatchMark Timber OP, which are intended to qualify as “profits interests” for federal income tax purposes. Subject to certain conditions, including vesting, LTIP units are convertible by the holder into CatchMark Timber OP's common units. The LTIP units initially do not have full parity, on a per unit basis, with CatchMark Timber OP common units with respect to liquidating distributions. Upon the occurrence of specified events, the LTIP units can over time achieve full parity with CatchMark Timber OP common units, at which time vested LTIP units will be converted into CatchMark Timber OP common units on a one-

for-one basis. Vested LTIP units that have not achieved full parity with CatchMark Timber OP common units may also convert into CatchMark Timber OP common units on less than a one-for-one basis based on relative capital accounts. Regular and other non-liquidating distributions will be made by CatchMark Timber OP with respect to unvested LTIP units as provided in the applicable award agreement for such units. Limited partners holding CatchMark Timber OP common units, including those converted from LTIP units, have the option to cause CatchMark Timber OP to redeem such units after the units have been held for one year. Unless we exercise our right to purchase common units of CatchMark Timber OP in exchange for shares of our common stock, CatchMark Timber OP would redeem such units with cash equal to the value of such shares on a one-for-one basis.

The profits interest program was not finalized in 2017, however, primarily due to the uncertainty surrounding 2017 tax reform, and, accordingly, the LTI awards intended to be part of 2017 compensation, which we refer to as the “2017 LTI awards,” were not granted in 2017. The Compensation Committee granted the 2017 LTI awards during 2018, as well as LTI awards comprising part of the 2018 compensation program, which we refer to as the “2018 LTI awards”. Messrs. Barag and Davis elected to receive their performance-based 2017 LTI awards and performance-based 2018 LTI awards in the form of LTIP units and their time-based 2017 LTI awards and time-based 2018 LTI awards in the form of restricted stock, and Mr. Reitz elected to receive all of his 2018 LTI awards in the form of restricted stock. The 2017 LTI Awards and 2018 LTI Awards vest as follows:

•
The performance-based 2017 LTI Awards and 2018 LTI Awards may be earned following the conclusion of a three-year performance period based on achievement of goals related to (i) relative total stockholder return (TSR) as compared to two pre-established peer groups comprised of companies within the timber industry and the lumber, paper and packaging industry(1) (50%); (ii) relative TSR as compared to the Russell 3000 Index (30%); and (iii) relative TSR compared to the NCREIF Timberland Index(2) (20%). 50% of the earned awards vest on the date the Compensation Committee certifies performance achievement and 50% vest on the first anniversary thereof.

•
The time-based 2017 LTI Awards vest in two equal installments in 2020 and 2021 and the time-based 2018 LTI Awards vest in three equal installments in 2020, 2021, and 2022, subject to the executive’s continued employment with us on each vesting date. Because the grant of the 2017 LTI Awards and 2018 LTI Awards was delayed, the Compensation Committee deviated from the Company’s more typical four-year vesting schedule in order to recognize the service requirements that would have been already been satisfied by the executives had the grants been made at the normal time.

______________________
(1)The timber peer group is comprised of Pope Resources, PotlatchDeltic Corporation. Rayonier Inc. and Weyerhaeuser Company. The lumber, paper and packing industry peer group is comprised of Canfor Corporation, International Paper Company, Kapstone Paper and Packaging Corporation, Packaging Corporation of America, Sonoco Products Company, WestRock Company and West Fraser Timber Co. Ltd.
(2) The NCREIF Timberland Index is a quarterly time series composite return measure of investment performance of a large pool of individual timberland properties acquired in the private market for investment purposes only.

More information regarding the 2017 LTI awards and 2018 LTI awards granted in 2018 can be found in the 2018 Grants of Plan-Based Awards table and the Outstanding Equity Awards at 2018 Fiscal-Year End table.

2018 Compensation Package for Ms. Solomon
Ms. Solomon joined our Company in September 2018 as our General Counsel. Her initial compensation package was comprised of (i) an annual base salary of $325,000; (ii) eligibility to participate in our annual incentive program, with a guaranteed bonus of $75,000 for 2018; and (iii) an initial grant of restricted shares having a grant date fair value of $100,000, which shares vest in approximately equal annual installments over four years. In determining her initial compensation arrangement, the Compensation Committee considered information regarding market compensation levels for similar positions.

2018 Compensation Package for Mr. Rasor
In anticipation of an expected transition in his role with the Company as he approached retirement from his position as our COO, the Compensation Committee did not make any changes to Mr. Rasor’s base salary ($450,000) and determined that he would not be eligible to participate in the annual incentive award program or receive any new LTI awards in 2018. The Compensation Committee had previously determined to grant one hundred percent (100%) of Mr. Rasor’s 2017 LTI award in the form of time-based restricted shares, which vested in March 2018.
Forfeiture of 2016 Performance Awards

On February 18, 2016, we granted performance-based restricted stock unit awards (the “2016 Performance Awards”), to each of Messrs. Barag, Davis and Rasor(1), which could be earned based on the executive’s continued employment with us and our TSR relative to the TSR of a timber peer group(2) (70%) and the Russell 3000 index (30%) during a performance period that commenced January 1, 2016 and ended on December 31, 2018, with threshold, target and maximum performance levels of 90%, 105% and 150% of the comparator. In January 2019, based on our average closing price for the 20-trading day period ended on December 31, 2018 of $7.62, the Compensation Committee certified that our TSR of (21.7)% relative to the timber peer group and the Russell 3000 Index fell below the threshold performance level and, therefore, no shares were earned under the program. Such awards represented 60% of the grant date fair value of the 2016 stock awards set forth in the Summary Compensation Table below, or $517,491 for Mr. Barag and $314,987 for each of Messrs. Davis and Rasor.
______________________
(1)In connection with Mr. Rasor’s resignation, all of his equity awards subject to performance-based vesting conditions were amended to remain outstanding following his resignation as our COO through the end of the applicable performance period.

(2) Comprised of Weyerhaeuser Company, Rayonier Inc., West Fraser Timber Co. Ltd, Sonoco Products Company, International Paper Company, Packaging Corporation of America, PotlatchDeltic Corporation, WestRock Company, Canfor Corporation, and Kapstone Paper and Packaging Corporation.

Benefits and Perquisites

Our NEOs participate in our benefit plans on the same basis as all of our employees. We offer health insurance, group term life, accidental death and dismemberment insurance, and short-term and long-term disability coverage to all of our benefit-eligible employees. We also offer a 401(k) plan to our benefit-eligible employees, and provide a company match. Our Company match is provided to all eligible company employees on the same basis. Our NEOs are entitled to the maximum paid vacations days per calendar year allowed under our policies. We do not offer any pension plans or nonqualified deferred compensation plans. We do not provide any perquisites to our Named Executive Officers.

Employment Agreements

In 2018, we were party to employment agreements with each of Messrs. Barag and Davis. Severance protections can play a valuable role in attracting and retaining key executive officers. Accordingly, we provided such protections for our NEOs in their employment agreements. The Compensation Committee determined the level of severance benefits for our NEOs after consultation with FPL on prevalent market practices and, in general, considers these severance protections an important part of our executives’ compensation and consistent with competitive practices. The agreements contain "double-trigger" change-of-control provisions. Tax gross ups are not provided in any of our agreements. Detailed information regarding these agreements and the benefits they provide is included under “Potential Payments Upon Termination of Employment or Change in Control.”

Change in Control Severance Protection Plan

In 2019, in order to attract and retain talented executives and employees we adopted a Change in Control Severance Protection Plan that applies to all of our employees other than those with an employment or other agreement that provides for severance in the event of a change of control. For more information, see “Potential Payments Upon Termination of Employment or Change in Control.”

Other Compensation and Governance Policies

Stock Ownership and Retention Guidelines

In the interest of promoting and increasing the executives’ equity ownership in us and to further align their long-term interests with those of our stockholders, we have adopted stock ownership guidelines that require executive officers to acquire and hold shares of our common stock, as follows:

Multiple of Base Salary
Chief Executive Officer	4x
Other Executive Officers	2x

The NEOs are expected to achieve their stock ownership guideline by the later of October 25, 2018, the fifth anniversary of the date we adopted the guidelines, or the fifth anniversary of their election or appointment as an executive officer, if later. Until the ownership guideline is met, or at any time the executive officer is not in compliance with the guideline, he or she must retain 100% of any shares received from us for service as an executive officer (with certain exceptions for payment of an exercise price, if applicable, and satisfaction of tax liability). Shares beneficially owned outright by the executive officer or his or her immediate family members residing in the same household and shares of restricted common stock or restricted stock units (whether or not vested) granted by us are considered owned for purposes of satisfying these guidelines. Shares subject to unexercised stock options or unearned performance shares, however, do not count toward these ownership guidelines. One of our NEOs has achieved his stock ownership guideline and each of our other NEOs is making continued strides toward achieving his or her stock ownership guideline.

Hedging, Pledging, and Insider Trading Policy

Our insider trading policy prohibits our directors, officers and other employees from (i) holding company securities in a margin account or otherwise pledging company securities as collateral for a loan, and (ii) engaging in hedging transactions in our securities. Our insider trading policy also prohibits our employees, officers, and directors from purchasing or selling our securities while in possession of material nonpublic information.

Review of Risk Associated with Compensation Plans

We periodically review our compensation policies and practices for all employees, including executive officers. As part of the review process, we identify the potential risk areas and we assess whether our practices pose any actual risks. The Compensation Committee's independent compensation consultant advises the Compensation Committee with respect to the risk assessment of our compensation programs. The Compensation Committee last undertook this review in February 2019 and determined that our compensation programs are not reasonably likely to have a material adverse effect on us.

Impact of Regulatory Requirements on Compensation

Section 162(m) of the Code limits a publicly-held company's tax deduction each year for compensation to any "covered employee" to $1.0 million. Prior to enactment of the Tax Cuts and Jobs Act of 2017, qualifying “performance-based” compensation was not subject to the deduction limit if certain requirements were met. To date, the deduction limits imposed by Section 162(m) have not presented an issue for us. As long as we qualify as a REIT, we do not expect to pay federal income taxes at the corporate level. Therefore, we believe any potential future loss of deductibility of compensation which may occur would not have a significant adverse impact on us. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to any “covered employee,” which now includes our chief financial officer, in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. To the extent that any part of our compensation expense does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiary whose income is subject to federal income tax could result in an increase in income taxes due to the inability to deduct such compensation. Even if it is determined that Section 162(m) applies or may apply to certain compensation packages, in order to maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to structure compensation packages and awards that may be subject to the deduction limit when the Compensation Committee believes that such payments are appropriate.

SUMMARY OF EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid to or earned by our NEOs for the fiscal years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)		Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)(4)	Total ($)
Mr. Jerry Barag Chief Executive Officer	2018	530,500	—	655,421	(5)	519,890	23,821	1,729,632
	2017	515,000	—	387,277		540,750	21,681	1,464,708
	2016	500,000	—	862,486		525,000	19,737	1,907,223
Mr. Brian M. Davis President and Chief Financial Officer	2018	371,500	—	400,601	(5)	278,625	18,500	1,069,226
	2017	360,500	—	400,601		270,375	18,000	885,544
	2016	350,000	—	524,981		262,500	18,000	1,155,481
Mr. Todd P. Reitz (6)	2018	257,500	—	40,113	(5)	128,750	15,415	441,278
Senior Vice President, Forest Resources
Ms. Lesley H. Solomon (6)	2018	98,836	75,000 (8)	100,000		—	4,875	278,711
General Counsel and Secretary
Mr. John F. Rasor (7)	2018	450,000	—	—		—	18,500	468,500
Former Chief Operating Officer	2017	450,000	—	675,000		337,500	16,552	1,479,052
	2016	350,000	—	524,981		262,500	19,775	1,157,256

__________________________
(1) In accordance with SEC rules, the stock award column reflects the aggregate grant date fair value of restricted stock units (“RSUs”), restricted shares, LTIP units and the outperformance shares granted during the applicable year computed in accordance with FASB ASC 718. The grant date fair value of the time-based restricted shares granted in 2016, 2017 and 2018 was based on the closing price of our common stock on the date of grant.

(2) The grant date fair value of the performance-based LTIP units, in the case of Messrs. Barag and Davis, and performance-based restricted shares, in the case of Mr. Reitz, granted in 2018 was determined using the Monte Carlo simulation based on assumed achievement of the target performance levels. Assuming, instead, that the Company were to achieve the maximum performance levels, the grant date fair value of the performance-based LTIP units and restricted shares granted in 2018 would have been as follows: Mr. Barag, $188,990 (2017 LTIP units) and $232,855 (2018 LTIP units); Mr. Davis, $115,495 (2017 LTIP units) and $142,355 (2018 LTIP Units); and Mr. Reitz, $29,164 (2018 performance-based restricted shares). For a description of the 2017 and 2018 performance-based LTI awards, see footnotes 12 and 13, respectively, to the Outstanding Equity Awards at 2018 Fiscal-Year End table later in this proxy statement.

The grant date fair value of the outperformance TSR awards granted in 2017 was determined using the Monte Carlo simulation based on assumed achievement of the target performance levels, which was the probable outcome of the performance conditions on the grant date. For additional detail on the assumptions used in the Monte Carlo model to determine the fair value, see Note 10 to our consolidated financial statements included in our Form 10-K filed with the SEC on March 1, 2018. Assuming, instead, that the Company were to achieve the maximum performance levels, the grant date fair value of the outperformance TSR awards would have been $2,025,000 for Mr. Barag and $1,237,500 for Mr. Davis. For a description of the outperformance TSR awards, see footnote 11 to the Outstanding Equity Awards at 2018 Fiscal-Year End table later in this proxy statement.

The grant date fair value of the 2016 Performance Awards was determined using the Monte Carlo simulation based on assumed achievement of the target performance levels, which was the probable outcome of the performance conditions on the grant date. For additional detail on the assumptions used in the Monte Carlo model to determine the fair value, see Note 9 to our consolidated financial statements included in our Form 10-K filed with the SEC on March 3, 2017. Assuming, instead, that the Company were to achieve the maximum performance levels, the grant date fair value of the performance-based RSUs would have been $1,380,000 for Mr. Barag and $840,000 for each of Messrs. Rasor and Davis. However, the 2016 Performance Awards were forfeited as discussed on page 32.

The potential payouts under the performance component of the long-term equity incentive awards are performance-based and therefore are at risk. There is no guarantee that amounts relating to unearned and unvested awards will ultimately be paid to the NEO. Pursuant to SEC rules, the values are not reduced by an estimate for the probability of forfeiture.

(3) Reflects each NEO’s annual cash incentive award. The potential payouts under the plan were performance-based and therefore were at risk. For more information, see “Compensation Discussion and Analysis.”

(4) Reflects the Company’s employer's matching contribution to the 401(k) plan.

(5) As discussed in the CD&A, due to the delay in implementing the profits interest program, both 2017 LTI awards and 2018 LTI awards were granted on November 29, 2018.

(6) Neither Mr. Reitz nor Ms. Solomon were named executive officers in 2017 or 2016.

(7) On July 6, 2018, Mr. Rasor resigned as our Chief Operating Officer to serve as President of the Triple T Joint Venture. In connection with such resignation, all of his outstanding equity awards subject to service-based restrictions were accelerated and became fully vested as of July 6, 2018, and all of his equity awards subject to performance-based vesting conditions were amended to remain outstanding following his resignation and may be earned based on achievement of the performance goals.

(8) Reflects Ms. Solomon’s guaranteed bonus for 2018.

Grants of Plan-Based Awards

The following table presents information concerning plan-based awards granted to each of the NEOs during 2018. The LTIP Units were granted under the 2017 Long-Term Incentive Plan (the “2017 Plan”). For information regarding the vesting terms of these awards, see “Compensation Discussion and Analysis.”

2018 Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Award: (3) # of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mr. Barag	2/27/2018	185,675	371,350	557,025
	11/29/2018				15,749	94,496	15,749	28,317	239,844
	11/29/2018				19,340	116,427	19,340	24,162	204,655
Mr. Davis	2/27/2018	92,875	185,750	278,625
	11/29/2018				9,625	57,747	9,625	17,305	146,571
	11/29/2018				11,824	71,178	11,824	14,770	125,106
Mr. Reitz	2/27/2018	51,500	77,250	128,750
	11/29/2018				2,422	14,582	2,422	3,014	25,531
Ms. Solomon	9/12/2018							8,361	100,000
Mr. Rasor
______________________
(1) Reflects each NEO’s annual cash incentive opportunity for 2018.
(2) Reflects performance-based LTIP Units, in the case of Messrs. Barag and Davis, and performance-based restricted shares, in the case of Mr. Reitz.
(3) Reflects time-based restricted shares.
(4) Reflects the aggregate grant date fair value of stock awards, computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table presents information concerning outstanding equity awards held by the named executive officers as of December 31, 2018.

Outstanding Equity Awards at 2018 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Barag	13,079	(3)	92,861
	5,000	(4)	35,500
	16,320	(5)	115,872
				—	(11)	—
	28,317	(6)	201,051	6,023	(12)	42,761
	24,162	(7)	171,550	5,301	(13)	37,639

Mr. Davis	7,953	(3)	56,466
	3,050	(4)	21,655
	9,934	(5)	70,531
				—	(11)	—
	17,305	(6)	122,866	3,681	(12)	26,132
	14,770	(7)	104,867	3,241	(13)	23,010

Mr. Reitz	5,222	(8)	37,076	—		—
	3,014	(7)	21,399	723	(13)	5,133

Ms. Solomon	8,361	(9)	59,363

Mr. Rasor	—	(10)	—

__________________
_

(1)	Based on the closing price of our common stock on December 31, 2018, the last trading day of our fiscal year ($7.10).
(2)	Does not include 2016 Performance Awards that were forfeited as discussed on page 32.
(3)	Reflects 50% of earned shares pursuant to the 2015 performance awards as certified by the Compensation Committee in January 2018. All of the shares vested on January 22, 2019.
(4)	Reflects time-based shares of restricted common stock granted on February 18, 2015. All of the shares vested on February 19, 2019.
(5)
Reflects time-based shares of restricted common stock granted on May 5, 2016. Approximately fifty percent (50%) of the shares vested on February 19, 2019 and the remaining shares vest on February 18, 2020, subject to the executive’s continued employment with us on the vesting date.

(6)
Reflects time-based 2017 LTI awards granted in the form of restricted shares on November 29, 2018, which will vest in two approximately equal annual installments on February 18, 2020 and 2021, subject to the executive’s continued employment with us on each vesting date.

(7)
Reflects time-based 2018 LTI awards granted in the form of restricted shares on November 29, 2018, which will vest in three approximately equal annual installments on February 18, 2020, 2021 and 2022, subject to the executive’s continued employment with us on each vesting date.

(8)
Reflects time-based restricted shares granted on March 21, 2017. Approximately 33% of the shares vested on February 19, 2019 and the remaining shares will vest in two equal installments in February 2020 and 2021.

(9)
Reflects time-based restricted shares granted on September 12, 2018. Approximately 25% of the shares vested on February 19, 2019 and the remaining shares will vest in approximately three equal installments in February 2020, 2021, and 2022.

(10)
On July 6, 2018, Mr. Rasor resigned as our Chief Operating Officer to serve as President of the Triple T Joint Venture.  In connection with such resignation, all of his outstanding equity awards subject to service-based restrictions were accelerated and became fully vested as of July 6, 2018, and all of his equity awards subject to performance-based vesting conditions were amended to remain outstanding following his resignation and could have been earned based on achievement of the performance goals. However, the 2016 Performance Awards were forfeited as discussed on page 32 and Mr. Rasor has no other performance-based awards outstanding.

(11)
Reflects estimate of shares payable under the outperformance TSR awards, based on total stockholder return created as of December 31, 2018, calculated using the average closing price of our common stock over a 30-trading day period ending on such date of $7.98). Each of Messrs. Barag and Davis were awarded 40.5% and 24.75%, respectively, of a performance pool having a value equal to 5% of the amount, if any, by which our total return to stockholders during the three-year period commencing on April 1, 2017 and ending on March 31, 2020 exceeds a cumulative total return to stockholders of 7.5%, subject to a maximum of $5 million.  The dollar value of the resulting performance pool will be divided by the volume weighted average price of one share of our common stock for the thirty (30) trading days ending on the valuation date to determine the number of shares earned by each participant. There is no threshold or target for the outperformance TSR awards.

(12)
Reflects performance-based 2017 LTI awards granted in the form of LTIP units to Messrs. Barag and Davis on November 29, 2018, which may be earned upon achievement of pre-established performance goals related to (i) relative TSR as compared to two pre-established peer groups comprised of companies within the timber industry and the lumber, paper and packaging industry (50%)); (ii) relative TSR as compared to the Russell 3000 Index (30%); and (iii) relative TSR compared to the NCREIF Timberland Index) (20%) over a three-year performance period (from January 1, 2017 to December 31, 2019). In accordance with SEC rules and based on performance through December 31, 2018, the number of performance-based LTIP units reflected in the table is based on an assumed achievement at the threshold performance level. Fifty percent (50%) of LTIP units earned vest immediately upon the Compensation Committee’s certification of achievement of the performance goals and fifty percent (50%) will vest on the first anniversary of such certification date, subject to the executive’s continued employment with us on each vesting date. Vested LTIP units can be converted into CatchMark Timber OP common units at any time based on the relative capital accounts but will automatically convert into common units when the capital account of the vested LTIP unit is equal to the capital account of a common unit.

(13)
Reflects performance-based 2018 LTI awards granted in the form of LTIP units to Messrs. Barag and Davis, and performance-based 2018 LTI awards granted in the form of restricted shares to Mr. Reitz, on November 29, 2018, which may be earned upon achievement of pre-established performance goals related to (i) relative TSR as compared to two pre-established peer groups comprised of companies within the timber industry and the lumber, paper and packaging industry (50%)); (ii) relative TSR as compared to the Russell 3000 Index (30%); and (iii) relative TSR compared to the NCREIF Timberland Index) (20%) over a three-year performance period (from January 1, 2018 to December 31, 2020). In accordance with SEC rules and based on performance through December 31, 2018, the number of performance-based LTIP units and restricted shares reflected in the table is based on an assumed achievement at the threshold performance level. Fifty percent (50%) of LTIP units or restricted stock earned vest immediately upon the Compensation Committee’s certification of achievement of the performance goals and fifty percent (50%) will vest on the first anniversary of such certification date, subject to the executive’s continued employment with us on each vesting date. Vested LTIP units can be converted into CatchMark Timber OP common units at any time based on the relative capital accounts but will automatically convert into common units when the capital account of the vested LTIP unit is equal to the capital account of a common unit.

Options Exercised and Stock Vested

The following table presents information concerning the vesting of stock awards for our NEOs during the fiscal year ended December 31, 2018.

Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Barag	45,379	594,638
Mr. Davis	31,050	407,338
Mr. Reitz	1,740	22,342
Ms. Solomon	—	—
Mr. Rasor (1)	109,926	1,400,762
______________________

(1)	In connection with Mr. Rasor’s resignation, all of his outstanding equity awards subject to service-based restrictions were accelerated and became fully vested.

Equity Compensation Plan Information

The following table gives information as of December 31, 2018 about the common stock that may be issued under our equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity Compensation Plans Approved by Stockholders(2)	220,122	(3)	$23.85	1,369,291
Equity Compensation Plans Not Approved by Stockholders	—		—	—
Total				1,369,291
____________________

(1) Calculation of weighted-average exercise price of outstanding stock options. Does not include performance awards that convert to shares of common stock for no consideration.
(2) 2005 Long-Term Incentive Plan and 2017 Plan.
(3) Represents shares issuable upon the exercise of stock options. The number of shares issuable upon conversion of performance awards is calculated based on maximum payout levels until the performance period closes and the award settles.

Potential Payments Upon Termination of Employment or Change in Control

Messrs. Barag and Davis

During 2018, we were party to an employment agreement with each of Messrs. Barag and Davis. The original term of the agreements commenced on October 25, 2013 and terminated on December 31, 2017. Each agreement automatically renewed for an additional one-year term expiring on December 31, 2018 and each agreement was amended in December 2018 to extend the term for an additional year to December 31, 2019. Pursuant to the employment agreements, we provide or pay for health benefits for each of the executives, and the executives are entitled to participate in all incentive, savings and retirement plans and programs available to senior executives of our company.

The employment agreements provide for certain severance benefits if the executive’s employment is terminated by us without cause or if the executive resigns for good reason, as follows:

•
severance equal to two times his then-current base salary, payable in installments over a 24-month period, or, if the termination occurs during the period commencing 90 days prior to a change in control and concluding on the one-year anniversary of a change in control, severance equal to three times his then-current base salary, payable in a single lump sum;

•
monthly payments for 18 months equal to the excess of (i) the COBRA cost of group health benefits over (ii) the active employee rate for such coverage, except that our obligation to provide this benefit will end if the executive becomes employed by another employer that provides him with group health benefits; and

•	accelerated vesting of all of the executive’s outstanding equity awards that vest based on continuous service with us.

In order to receive the severance benefits, the executive must sign and not revoke a release of claims and comply with the restrictive covenants in his employment agreement. Each of the employment agreements contains non-competition, employee non-solicitation and customer non-solicitation covenants that apply during the executive’s employment and for two years after termination of executive’s employment during the term of the employment agreement, as well as covenants regarding confidentiality and ownership of property.

The employment agreements do not provide for any severance benefits in the event of the executive’s termination (i) by us for cause, (ii) by the executive without good reason, or (iii) by reason of his death or disability except that, in the event of the executive’s death or disability, his outstanding equity awards that vest based on continuous service with us will become fully-vested. In addition, the employment agreements provide that if any payments or benefits would be subject to the excise tax imposed on “parachute payments” under Section 4999 of the Code, the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Messrs. Reitz and Rasor and Ms. Solomon

Neither Mr. Reitz nor Ms. Solomon have an employment agreement with us. Mr. Rasor’s employment agreement expired by its terms on December 31, 2017.

We have adopted a Change in Control Severance Protection Plan that applies to all company employees. Pursuant to the terms of the plan, in the event of a change in control, in connection with termination without cause or termination for good reason, during a period beginning three month prior to closing the change in control transaction and ending 12 months thereafter, each of Mr. Reitz and Ms. Solomon would be entitled to an amount equal to 1.5 times the sum of their base salary and their average annual performance bonus for the past three years.

Summary of Potential Termination Payments and Benefits

The following table summarizes the value of the termination payments and benefits that each of our NEOs would receive if a change in control had occurred on December 31, 2018 and/or if the executive had terminated employment on December 31, 2018 under the circumstances shown. The amounts shown in the tables do not include accrued but unpaid salary or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as distributions of plan balances under our tax-qualified 401(k) plan, and death or disability benefits under our generally available welfare programs.

Name	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason not in connection with a Change in Control ($)	Death or Disability ($)	Termination without Cause or Resignation for Good Reason in connection with a Change in Control ($)	Change in Control (without a termination of employment) ($)
Mr. Barag
Cash Severance	—	1,061,000	—	1,591,500	—
Health Benefits (1)	—	19,260	—	19,260	—
Value of Unvested Time-Based Restricted Share Awards (2)	—	523,973	523,973	523,973	523,973
Value of Unvested Performance-Based Awards (3)(4)(5)	—	173,261	173,261	173,261	173, 261
Total	—	1,777,494	697,234	2,307,994	697,234

Mr. Davis
Cash Severance	—	743,000	—	1,114,500	—
Health Benefits (1)	—	29,908	—	29,908	—
Value of Unvested Time-Based Restricted Share Awards (2)	—	319,919	319,919	319,919	319,919
Value of Unvested Performance-Based Awards (3)(4)(5)	—	105,608	105,608	105,608	105,608
Total	—	1,198,435	425,527	1,569,935	425,527

Mr. Reitz
Value of Unvested Time-Based Restricted Share Awards (2)	—	58,476	58,476	58,476	58,476
Value of Unvested Performance-Based Awards (3)(4)(5)	—	5,133	5,133	5,133	5,133
Total	—	63,609	63,609	63,609	63,609

Ms. Solomon
Value of Unvested Time-Based Restricted Share Awards (2)	—	59,363	59,363	59,363	59,363
Total	—	59,363	59,363	59,363	59,363

Mr. Rasor
Value of Unvested Performance-Based Awards (3)(4)(5)(6)	—	—	—	—	—
Total	—	—	—	—	—

______________________

(1)	Represents Company-paid COBRA for medical and dental coverage based on COBRA 2019 rates.
(2)
Represents the value of unvested time-based restricted shares of common stock that vest in full upon the designated event based upon the closing price of our common stock on the NYSE on December 31, 2018, the last trading day in our 2018 fiscal year, of $7.10.

(3)
Represents the value of unvested outperformance TSR awards that vest upon the designated event based upon the closing price of our common stock on the NYSE on December 31, 2018, the last trading day in our 2018 fiscal year, of $7.10, with the number of shares vesting calculated based on total share return calculated as of December 31, 2018.

(4)
Upon the executive’s termination of employment by reason of his death or disability, or by the Company without “cause” or by the executive for “good reason,” the 2017 LTI awards and 2018 LTI awards granted in 2018 and the outperformance TSR awards granted in 2017 will remain outstanding and eligible to vest pro rata following the conclusion of the performance period based on actual performance. For purposes of this table and based on performance through December 31, 2018, the value reflected in the table assumes (i) achievement of the relevant performance goals at the threshold level of performance, in the case of 2017 LTI awards, (ii) achievement of the relevant performance goals at the threshold level of performance, in the case of 2018 LTI awards, and (iii) total share return calculated as of December 31, 2018, in the case of outperformance TSR awards, and in each case the payouts were prorated based upon the executive’s completion of two-thirds of the performance period (through December 31, 2018), with respect to the 2017 LTI awards, and one-third of the performance period (through December 31, 2018), with respect to the 2018 LTI awards and the outperformance TSR awards.

(5)
In the event of a change in control (as defined in the Amended and Restated 2005 Long-Term Incentive Plan), the performance period for the 2017 LTI awards and 2018 LTI awards granted in 2018 and the outperformance TSR awards granted in 2017 will end on the effective date of the change in control, and the Compensation Committee will determine the number of awards earned based on actual performance as of such date. One hundred percent (100%) of such earned award will become fully-vested on the effective date of the change in control. For purposes of this table and based on performance through December 31, 2018, the value reflected in the table assumes (i) achievement of the relevant performance goals as of the change in control date at the threshold level of performance, in the case of the 2017 LTI awards, (ii) achievement of the relevant performance goals as of the change in control date at the threshold level of performance, in the case of the 2018 LTI awards, and (iii) total share return calculated as of December 31, 2018, in the case of outperformance TSR awards.

(6)
In connection with Mr. Rasor’s resignation, all of his outstanding equity awards subject to service-based restrictions were accelerated and became fully vested, and all of his equity awards subject to performance-based vesting conditions were amended to remain outstanding following his resignation.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Jerry Barag, our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

Although we identified the median paid employee and disclosed our process for selecting the median paid employee in last year’s proxy statement, we have determined a new median paid employee for 2018 and included a description of our selection process again in this proxy statement since our employee population grew by approximately 32% since December 31, 2017.

For 2018, our last completed fiscal year, the median of the annual total compensation of all employees of the Company (other than our CEO) was $197,679, and the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $1,729,632. Based on this information, for 2018, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 8.8 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustment and estimates that we used were as follows:

•	We selected December 31, 2018 as the date upon which we would identify the “median employee.” As of December 31, 2018, we had 25 employees working for us and our consolidated subsidiaries.

•	To determine our “median employee” from our employee population, we used “annual total compensation,” calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

•
We determined that the “median employee” was a full-time, salaried employee located in the United States, with total compensation for the 12-month period ending December 31, 2018 in the amount of $197,679.

•
With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $197,679.

•	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j)) of our 2018 Summary Compensation Table included in this Proxy Statement.

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Each year we provide our stockholders with the opportunity to vote to approve, on an advisory, non‑binding basis, the compensation of the named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation programs are designed to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic corporate goals, individual goals, and the realization of increased stockholder value.
We are asking our stockholders to indicate their support for the compensation of the named executive officers as described in this proxy statement. This proposal, commonly known as a “say‑on‑pay” proposal, gives our stockholders the opportunity to express their views on the compensation of the named executive officers. This vote is not intended to address any specific item of compensation but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section, the Summary Compensation Table and the other related tables and narrative discussion.
Although the say‑on‑pay vote is advisory, and therefore not binding on us, our board of directors and the Compensation Committee value the opinions of our stockholders. The Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

Vote Required
Under our bylaws, approval of the proposal to approve, on an advisory basis, the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non‑votes will not be counted as votes cast for this proposal and therefore will have no effect on the outcome of the proposal.

Recommendation
Our board of directors unanimously recommends that stockholders vote “FOR” the approval, on an advisory basis, of our named executive officer compensation, as disclosed in this proxy statement in accordance with the rules of the SEC.

AUDIT COMMITTEE MATTERS
REPORT OF THE AUDIT COMMITTEE
The primary responsibilities of the Audit Committee, as set forth in its charter, are:

•	to assist the board of directors in overseeing:

o	the integrity of the Company’s financial statements;

o	the Company’s compliance with legal and regulatory requirements, including overseeing the Company’s legal compliance and ethics programs;

o	the independent auditors’ qualifications and independence; and

o	the performance of the Company’s internal audit function and independent auditors; and

•	to prepare a report of the Audit Committee which is to be included in the Company’s annual proxy statement filed with the SEC.
Management has primary responsibility for preparing the Company’s financial statements and establishing effective internal control over financial reporting. The independent auditors are responsible for auditing those financial statements and our internal control over financial reporting and expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles and on the effectiveness of our internal control over financial reporting based on criteria established by the Committee of Sponsoring Organizations of the Treadway Commission. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.
The Audit Committee met with management and Deloitte & Touche LLP, the Company’s independent auditors (“Deloitte”), to review and discuss the Company’s 2018 audited financial statements and the Company’s internal control over financial reporting. The Audit Committee discussed with management and Deloitte the critical accounting policies applied by the Company in the preparation of its financial statements, the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments and the clarity of disclosures in the financial statements.
The Audit Committee also met with Deloitte and the Company’s internal auditor, in each case with and without other members of management present, to discuss the results of their respective examinations, the evaluations of the Company’s internal control, and the overall quality and integrity of the Company’s financial reporting. Additionally, the Audit Committee reviewed the Company’s internal audit plan and the performance, responsibilities and budget of our internal auditor. The Audit Committee met with members of management to discuss the Company’s legal compliance and ethics programs. The Audit Committee also oversaw compliance with and procedures for our receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and other federal securities law matters, including the confidential and anonymous submissions of these complaints.
Deloitte has provided the Audit Committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte that firm’s independence. The Audit Committee also considered whether Deloitte’s provision of non-audit services to the Company was compatible with the independence of the independent auditors. The Audit Committee has established a policy, discussed below, requiring the pre-approval of all audit and non-audit services provided to us by Deloitte. The Audit Committee reviewed and pre-approved all fees paid to Deloitte as described below.

Based on the review and the discussions described above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2018 for filing with the SEC.
The Audit Committee of the Board of Directors:
Henry G. Zigtema, Chairman
Donald S. Moss
Willis J. Potts, Jr.
Douglas D. Rubenstein

PRINCIPAL AUDITOR FEES
The Audit Committee reviewed the audit and non-audit services performed by Deloitte in 2018, as well as the fees charged by Deloitte, Deloitte UK and its affiliate Deloitte Tax LLP for such services. The aggregate fees billed to us by Deloitte, Deloitte UK and Deloitte Tax LLP for professional accounting services, including the audit of our annual financial statements, for the years ended December 31, 2018 and 2017 are set forth in the table below.

	2018	2017
Audit fees	$504,500	$467,600
Audit-related fees	321,702	61,725
Tax fees	128,250	62,294
All other fees	—	—
Total	$954,452	$591,619
For purposes of the preceding table, the professional fees of Deloitte, Deloitte UK and Deloitte Tax LLP are classified as follows:

•
Audit fees — These are fees for professional services performed for the audit of our annual financial statements and the required review of our quarterly financial statements and other procedures performed by Deloitte in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

•
Audit‑related fees — These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards.

•
Tax fees — These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state, and local issues. Services may also include assistance with tax audits and appeals before the Internal Revenue Service and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.

•	All other fees — These are fees for any services not included in the above-described categories, including assistance with internal audit plans and risk assessments.

PREAPPROVAL POLICIES
The Audit Committee’s charter imposes a duty on the Audit Committee to preapprove all auditing services performed for us by our independent auditors as well as all permitted non-audit services, including the fees and terms thereof, in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” preapproval, it will require “specific” preapproval by the Audit Committee.

All requests or applications for services to be provided by the independent auditor that do not require specific preapproval by the Audit Committee are submitted to management and must include a detailed description of the services to be rendered. Management determines whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee is informed on a timely basis of any such services rendered by the independent auditors.
Requests or applications to provide services that require specific preapproval by the Audit Committee are submitted to the Audit Committee by both the independent auditors and the principal financial officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Chairman of the Audit Committee has been delegated the authority to specifically preapprove all services not covered by the general preapproval guidelines up to an amount not to exceed $75,000 per occurrence. Amounts requiring preapproval in excess of $75,000 per occurrence require specific preapproval by all members of the Audit Committee prior to engagement of our independent auditors. All amounts specifically preapproved by the Chairman of the Audit Committee in accordance with this policy are disclosed to the full Audit Committee at the next regularly scheduled meeting.
All services rendered by Deloitte, Deloitte UK and Deloitte Tax LLP for the year ended December 31, 2018 were preapproved in accordance with the policies and procedures described above.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS
The Audit Committee of our board of directors is responsible for appointing the independent auditors, understanding the terms of the audit engagement, negotiating the fees for the audit engagement and approving the terms of the audit engagement. The Audit Committee has appointed Deloitte & Touche LLP as our independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2019 and to attest to the effectiveness of our internal control over financial reporting for 2019. During the fiscal year ended December 31, 2018, Deloitte served as our independent auditor, Deloitte Tax LLP provided certain domestic tax and other services, and Deloitte UK assisted us in connection with a potential acquisition with which we determined not to proceed. Deloitte has served as our independent auditor since our formation in 2005.
In connection with Deloitte’s engagement for 2019, the Audit Committee discussed with Deloitte the terms of the audit engagement, the overall scope and plan for the audit, and the other matters required to be discussed by the PCAOB’s auditing standards. The Audit Committee had the opportunity to ask Deloitte questions relating to such matters. As in prior years, the Audit Committee, along with management and our internal auditor, reviewed Deloitte’s 2018 performance as part of its consideration of whether to appoint Deloitte as our independent auditors for 2019 and to recommend to the board that stockholders ratify this appointment. As part of this review, the Audit Committee considered the continued independence, objectivity and professional skepticism of Deloitte. The Audit Committee also considered, among other things, the length of time that Deloitte has served as our independent auditors, the nature and scope of our business, Deloitte’s industry expertise, external data and management’s perception relating to the depth and breadth of Deloitte’s auditing qualification and experience, the quantity and quality of Deloitte’s staff, the appropriateness of Deloitte’s fees, the communication and interaction with the Deloitte team over the course of the prior year, PCAOB reports on Deloitte, and the potential impact of changing our independent auditors.
The Audit Committee recognized the ability of Deloitte to provide both the necessary expertise to audit our financial statements and internal control, as well as the efficiencies to us resulting from Deloitte’s long-standing and deep understanding of our business. The Audit Committee also considered the policies that Deloitte follows with respect to rotation of its key audit personnel so that there is a new partner-in-charge at least every five years. The Audit Committee is involved in the selection of the new partner-in-charge of the audit engagement when there is a rotation required under applicable rules. Additionally, the Audit Committee considered Deloitte’s focus on independence, their quality control policies, the quality and efficiency of the work performed, and the quality of discussions and feedback sessions.
Based on the results of its review, the Audit Committee concluded that Deloitte is independent and qualified and that it is in the best interests of us and our stockholders to appoint Deloitte to serve as our independent auditors for 2019. We are asking our stockholders to ratify the selection of Deloitte as our independent auditors for the fiscal year ending December 31, 2019.
Deloitte representatives will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. In addition, the Deloitte representatives will be available to respond to appropriate questions posed by any stockholder.
Although ratification of the selection of Deloitte is not required by our charter or bylaws or otherwise, our board of directors is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection of Deloitte is ratified, the Audit Committee in its discretion may select a different firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Vote Required
Under our bylaws, approval of the proposal to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending December 31, 2019 requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions will not be counted as votes cast and therefore will have no effect on the outcome of the vote. Broker non‑votes will not arise in connection with, and will have no effect on the outcome of, the ratification of the appointment of Deloitte as our independent auditors because brokers may vote in their discretion on behalf of clients who have not furnished voting instructions.

Recommendation
Our board of directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Deloitte as our independent auditors for the fiscal year ending December 31, 2019.

STOCK OWNERSHIP
The following table sets forth information as of April 8, 2019, regarding the number and percentage of shares of common stock beneficially owned by: (1) any person known to us to be the beneficial owner of more than 5% of our outstanding shares; (2) each director and director nominee; (3) each named executive officer; and (4) all directors and executive officers as a group.

Names of Beneficial Owners(1)	Common Stock
	Shares	%
5% Stockholders:
The Vanguard Group(2)	4,915,437	10.0%
BlackRock, Inc.(3)	3,927,777	8.0%
DePrince, Race and Zollo, Inc.(4)	3,553,264	7.2%
Pictet Asset Management SA(5)	2,947,832	6.0%
Renaissance Technologies LLC (6)	2,500,632	5.1%
Directors and Named Executive Officers:
Jerry Barag	172,493	*
Brian M. Davis	102,697	*
Todd P. Reitz	21,895	*
Lesley H. Solomon	7,876	*
Paul S. Fisher	27,766	*
Mary E. McBride	5,195	*
Donald S. Moss(7)	57,643	*
Willis J. Potts, Jr.(7)	31,557	*
Douglas D. Rubenstein	24,138	*
Henry G. Zigtema(8)	27,514	*
All directors and executive officers as a group (10 persons)(9)	478,774	* %

*	Less than 1%.
(1)
Except as otherwise indicated below, each beneficial owner has the sole power to vote and dispose of all common stock held by that beneficial owner. Beneficial ownership is determined in accordance with Rule 13d‑3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Common stock issuable pursuant to options, to the extent such options are exercisable within 60 days, are treated as beneficially owned and outstanding for the purpose of computing the percentage ownership of the person holding the option, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
The amount shown and the following information are derived from a Schedule 13G/A (Amendment No. 1) filed with the SEC on February 11, 2019 in which The Vanguard Group reported that as of December 31, 2018 it had sole voting power over 49,359 shares, shared voting power over 41,647 shares, sole dispositive power over 4,830,835 shares and shared dispositive power over 84,602 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
The amount shown and the following information are derived from the Schedule 13G/A (Amendment No. 3) filed with the SEC on February 4, 2019 in which BlackRock, Inc. reported that as of December 31, 2018 it had sole voting power over 3,800,221 shares and sole dispositive power over 3,927,777 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)
The amount shown and the following information are derived from the Schedule 13G/A (Amendment No. 1) filed with the SEC on January 25, 2019 in which DePrince, Race & Zollo, Inc. reported that as of December 31, 2018 it had sole voting power over 3,051,276 shares and sole dispositive power over 3,553,264 shares. The address for DePrince, Race and Zollo, Inc. is 250 Park Avenue Southsuite 250, Winter Park, FL 32789.

(5)
The amount shown and the following information are derived from the Schedule 13G filed with the SEC on February 13, 2019 in which Pictet Asset Management SA reported that as of December 31, 2018 it had sole voting and dispositive power over 2,947,832 shares. The address for Pictet Asset Management SA is 60 Route des Acacias, 1211 Geneva 73, Switzerland.

(6)
The amount shown and the following information are derived from the Schedule 13G filed with the SEC on February 12, 2019 in which Renaissance Technologies LLC reported that as of December 31, 2018 it had sole voting and dispositive power over 2,500,632 shares. The address for Renaissance Technologies LLC is 800 Third Avenue, New York, New York 10022.

(7)	Includes 419 shares issuable (for each of Messrs. Moss and Potts) upon the exercise of vested options.
(8)	Includes 9,000 shares of common stock owned indirectly by Mr. Zigtema and his spouse through IM Ninth Street Securities GP.
(9)	The address for our directors and officers is 5 Concourse Parkway, Suite 2650, Atlanta, Georgia 30328.

Section 16(a) Beneficial Ownership Reporting Compliance
Under SEC rules, directors, executive officers and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to these reporting requirements filed the reports on a timely basis in 2018, except for one Form 4 filed one day late for Ms. Solomon for the purchase of 175 shares.

VOTING, MEETING AND GENERAL INFORMATION
Below is information about voting and the annual meeting. To make this information easier to understand, we have presented this information in a question-and-answer format.

Q:	Why did you provide this proxy statement to me?

A:
We are providing this proxy statement to you because our board of directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide to you under SEC rules to assist you in voting.

Q:	What matters may I vote on at the annual meeting?

A:	At the annual meeting, you may vote on the following proposals:

•	to elect the seven nominees named in this proxy statement to serve on our board of directors;

•	to approve, on an advisory basis, the compensation of our named executive officers;

•	to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending December 31, 2019; and

•	any other proposal that may properly come before the annual meeting or any adjournment or postponement thereof.

Q:	What is a proxy?

A:
A proxy is a person who votes the shares of stock of another person. The term “proxy” also refers to the proxy card. When you return the enclosed proxy card, or submit your proxy by phone or online, you are giving your permission to vote your shares of common stock at the annual meeting. The individuals who will be authorized to vote your shares of common stock at the annual meeting are Jerry Barag, our Chief Executive Officer, and Brian M. Davis, our President and Chief Financial Officer.

Q:	How will the proxies vote my shares?

A:
The proxies will vote your shares of common stock as you instruct, unless you return the proxy card and give no instructions. In this case, they will vote in accordance with the recommendations of our board of directors as follows:

•	FOR the election of the seven nominees named in this proxy statement to serve on our board of directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the proposal to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending December 31, 2019.

With respect to any other proposals to be voted on, they will vote in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in the discretion of Messrs. Barag and Davis. They will not vote your shares of common stock if you do not submit your proxy by phone or online or by returning a signed and dated proxy card to us. This is why it is important for you to vote by proxy as soon as possible, whether or not you plan on attending the annual meeting in person.

Q:	Who is entitled to vote?

A:	Anyone who owned shares of our common stock at the close of business on April 8, 2019, the record date, is entitled to vote at the annual meeting.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Thursday, June 27, 2019, at 10:00 a.m., local time, at the Westin Atlanta Perimeter North, 7 Concourse Parkway N.E., Atlanta, Georgia 30328.

Q:	Who can attend the annual meeting?

A:
You are entitled to attend the annual meeting only if you are a holder of record or a beneficial owner of shares of our common stock as of the record date or you hold a valid proxy for the annual meeting. If a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the annual meeting. A recent statement or letter from your bank or broker confirming your ownership as of the record date, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership. You also should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting.

Q:	How many shares of common stock can vote?

A:
As of the close of business on April 8, 2019, there were 49,082,943 shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each whole share of common stock held.

Q:	What is a “quorum”?

A:
A “quorum” must be present in order for the annual meeting to be a duly held meeting at which business can be conducted. A quorum consists of the presence in person or by proxy of stockholders holding a majority of all the votes entitled to be cast at the annual meeting. If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will be treated as not entitled to vote on that matter. Abstentions and broker non-votes will be counted to determine whether a quorum is present. If you submit a properly executed proxy card, then you will be considered part of the quorum.

Q:	How do I vote?

A:
You may vote your shares of common stock either in person or by proxy. Whether you plan to attend the annual meeting and vote in person or not, we urge you to have your proxy vote recorded in advance of the annual meeting. Stockholders have the following three options for submitting their votes by proxy: (1) online; (2) by phone; or (3) by mail, using the enclosed proxy card (if you received a paper copy of the proxy materials). If you have internet access, we encourage you to vote by proxy online because it is convenient and it saves us significant postage and processing costs, which benefits you as a stockholder. In addition, when you vote by proxy online or by phone prior to the annual meeting date, your proxy vote is recorded immediately and there is no risk that postal delays will cause your proxy vote to arrive late and therefore not be counted. For further instructions on voting by proxy, see the enclosed proxy card accompanying this proxy statement. If you attend the annual meeting, you also may submit your vote in person and any previous proxy votes that you submitted, whether online, by phone or by mail, will be superseded by the vote you cast at the annual meeting.

Q:	What if I vote by proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the annual meeting by:

1.	notifying our Secretary;

2.	attending the annual meeting and voting in person;

3.	returning another properly executed proxy card dated after your first proxy card if we receive it before the annual meeting date; or

4.	recasting your proxy vote online or by phone.
Only the most recent proxy vote will be counted, and all others will be discarded regardless of the method of voting.

Q:	Will my vote make a difference?

A:
Yes. In particular, your vote could affect the composition of our board of directors. More generally, your presence by proxy or in person is needed to ensure that we have a quorum and can act on each of the proposals presented. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	How does the board of directors recommend I vote on the proposals?

A:	The board of directors recommends a vote:

•	FOR the election of the seven nominees named in this proxy statement to serve on our board of directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the proposal to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending December 31, 2019.

Q:	What are the voting requirements to elect the board of directors?

A:
The affirmative vote of a majority of the total votes cast for and against a nominee at a meeting of stockholders duly called and at which a quorum is present is required for the election of our directors. Abstentions and broker non-votes do not count as votes cast for this proposal and therefore will not have any effect on the election of the directors. Please see “Proposal No. 1: Election of Directors.”

Q:	What are the voting requirements to approve, on an advisory basis, the compensation of our named executive officers?

A:
The affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve, on an advisory basis, the compensation of our named executive officers. Abstentions and broker non-votes do not count as votes cast for this proposal and therefore will not have any effect on the outcome of this proposal. The vote is advisory, and therefore not binding on us, our board of directors or the Compensation Committee of our board of directors. The Compensation Committee, however, will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate. Please see “Proposal No. 2: Advisory Vote to Approve Named Executive Officer Compensation.”

Q:	What are the voting requirements to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending December 31, 2019?

A:
The proposal to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending December 31, 2019 requires the affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present. Abstentions will not be counted as votes cast and will have no effect on the outcome of this proposal. Broker non-votes will not arise in connection with, and will have no effect on the outcome of, this proposal because brokers may vote on this proposal in their discretion on behalf of clients who have not furnished voting instructions. Even if the selection of Deloitte is ratified, the Audit Committee of our board of directors in its discretion may direct the appointment of a different firm at any time during the year if it determines that such a change would be in our best interests. Please see “Proposal No. 3: Ratification of Appointment of Independent Auditors.”

Q:	How will voting on any other business be conducted?

A:
Although we do not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your signed proxy card or proxy submitted by phone or online gives authority to Messrs. Barag and Davis, and each of them, to vote on such matters in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in their discretion.

Q:	Where can I find the voting results of the annual meeting?

A:
The preliminary voting results will be announced at the annual meeting. In addition, within four business days following the annual meeting, we intend to file the final voting results with the SEC on Form 8-K. If the final voting results have not been certified within that four-business day period, we will report the preliminary voting results on Form 8-K at that time and will file an amendment to the Form 8-K to report the final voting results within four business days of the date that the final results are certified.

Q:	When are stockholder proposals for the 2020 annual meeting of stockholders due?

A:
Stockholders interested in nominating a person as a director or presenting any other business for consideration at our 2020 annual meeting of stockholders may do so by following the procedures prescribed in Article II, Section 11 of our bylaws and in Rule 14a-8 of the Exchange Act. To be eligible for presentation to and action by the stockholders at the 2020 annual meeting, director nominations and other stockholder proposals must be received by our Secretary at our executive offices no earlier than November 28, 2019 and no later than 5:00 pm, ET, on December 28, 2019. To be eligible for inclusion in our proxy statement for the 2020 annual meeting of stockholders, stockholder proposals must be received by our Secretary at our executive offices by December 28, 2019. However, if we hold the 2020 annual meeting before May 28, 2020 or after July 27, 2020, stockholders must submit proposals for inclusion in our 2020 proxy statement within a reasonable time before we begin to print our proxy materials.

Q:	Who pays the cost of this proxy solicitation?

A:
We will pay all the costs of soliciting these proxies. We have retained Georgeson Inc., a Delaware corporation operating under the name Computershare Fund Services (“Computershare”), to assist us in the distribution of proxy materials and the solicitation of proxies. We expect to pay Computershare fees of approximately $12,400 to solicit proxies plus other fees and expenses for other services related to this proxy solicitation, which include review of certain proxy materials, dissemination of brokers’ search cards, distribution of notices of Internet availability of proxy materials, distribution of proxy materials, operating online and phone voting systems, and receipt of executed proxies. We also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Our officers and directors may also solicit proxies, but they will not be specifically compensated for these services.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:
No. In addition to mailing a Notice Regarding Availability of Proxy Materials on or about April 26, 2019 and mailing or providing access to these proxy solicitation materials, our directors and employees, as well as Computershare and any other third-party proxy service companies we retain, also may solicit proxies in person, over the Internet, by phone or by any other means of communication we deem appropriate.

Q:	If I share my residence with another stockholder, how many copies of the annual report and proxy statement should I receive?

A:
In accordance with SEC rules, we are sending only a single set of the annual report and proxy statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice is known as “householding” and is permitted by rules adopted by the SEC. This practice reduces the volume of duplicate information received at your household and helps us reduce costs, which benefits you as a stockholder. Each stockholder will continue to receive a separate proxy card or voting instruction card. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the documents was previously delivered. If you received a single set of these documents for your household for this year but you would prefer to receive your own copy, you may direct requests for separate copies to the following address: CatchMark Timber Trust, Inc., c/o Computershare Inc., Computershare Fund Services, 2950 Expressway Drive South - Suite 210, Islandia, NY 11749, or call us at 1-866-956-7277. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

Q:	What if I consent to have one set of materials mailed now but change my mind later?

A:
You may withdraw your householding consent at any time by contacting Computershare at the address and phone number provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.

Q:	The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens if they move out and no longer live in my household?

A:
When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting Computershare at 1-855-862-0044.

Q:	If I plan to attend the annual meeting in person, should I notify anyone?

A:
While you are not required to notify anyone in order to attend the annual meeting, if you do plan to attend the meeting, we would appreciate it if you would mark the appropriate box on the enclosed proxy card or when you submit your proxy by phone or online, which will enable us to determine the number of stockholders attending the meeting and to provide a suitable meeting room for the attendees.

Q:	Where can I find more information?

A:
You may access, read and print copies of the proxy materials for the annual meeting, including this proxy statement, form of proxy card and annual report to stockholders, at the following website: www.catchmark.com/proxy.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC on its website at www.sec.gov.

Thank you for being a stockholder
and for the trust you have in CatchMark

CATCHMARK TIMBER TRUST, INC.
PROXY FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

Your Proxy Vote is important!

Please remember that you can Vote your Proxy by INTERNET or TELEPHONE.

It Saves Money! Voting by Internet or telephone saves postage costs, which can help minimize CatchMark Timber Trust, Inc.'s expenses.

It Saves Time! Vote instantly by Internet or telephone –24 hours a day.

It's Easy! Just follow these simple steps:

1. Read your proxy statement and have it in hand.

2. Call toll-free 1-800-337-3503 or go to the website: www.catchmark.com/proxy

3. Follow the recorded or on-screen instructions.

4. Unless you wish to change your vote, do not mail your Proxy Card if you vote by Internet or telephone.

Please detach at perforation before mailing.

PROXY                 CATCHMARK TIMBER TRUST, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS – JUNE 27, 2019
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Jerry Barag and Brian Davis, and each of them, as proxy and attorney-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders (the “Annual Meeting”) of CATCHMARK TIMBER TRUST, INC. (the “Company”), to be held on June 27, 2019, and at any adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of the Annual Meeting, the proxy statement, and the 2018 annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” each director nominee in Proposal No. 1 and “FOR” Proposal Nos. 2 and 3. The proxies are authorized to vote on such other matters as may properly come before the Annual Meeting or any adjournments thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including but not limited to the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the June 27, 2019 Annual Meeting date.

All proxy votes must be received by 10:00 a.m. (ET), June 27, 2019, in order to be certified in the final tabulation. In the event that the Annual Meeting is adjourned, all proxy votes must be received by 10 a.m. (ET) on the day the Annual Meeting is reconvened.

VOTE BY INTERNET: www.catchmark.com/proxy
VOTE BY TELEPHONE: 1-800-337-3503

TO VOTE BY MAIL, PLEASE COMPLETE AND RETURN THIS CARD. IF YOU PREFER, YOU MAY INSTEAD VOTE YOUR PROXY BY INTERNET OR TELEPHONE
30567_032919

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders
to Be Held on June 27, 2019

The Proxy Statement for this meeting, a sample Proxy Card and the 2018 Annual Report are available at: www.catchmark.com/proxy

Please detach at perforation before mailing.

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS SHOWN IN THIS EXAMPLE:

X

A
Proposals     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL NO.1 AND “FOR”
PROPOSAL NOS. 2 AND 3. Unless you direct otherwise, this authorized proxy will be voted as our board of directors recommends.

1.	Election of directors to hold office for one-year terms expiring in 2020:
		FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
	01. Jerry Barag	☐ ☐ ☐	04. Donald S. Moss	☐ ☐ ☐	07. Henry G. Zigtema	☐ ☐ ☐
	02. Paul S. Fisher	☐ ☐ ☐	05. Willis J. Potts, Jr.	☐ ☐ ☐
	03. Mary E. McBride	☐ ☐ ☐	06. Douglas D. Rubenstein	☐ ☐ ☐

		FOR	AGAINST	ABSTAIN
2.	Approval, on an advisory basis, of the compensation of the Company's named executive officers.	☐	☐	☐

3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2019.	☐	☐	☐

			YES	NO
B	Non-Voting Item:	I PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS AT 10:00 A.M. (ET), ON JUNE 27, 2019 IN ATLANTA, GEORGIA	☐	☐

C
Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Note: Please date this proxy card and sign exactly as your name(s) appear(s) on this proxy card. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, officer of corporation, or other entity or in another representative capacity, please give the full title under the signature.

Date (mm/dd/yyyy) — Please print date below    Signature 1— Please keep signature within the box    Signature 2— Please keep signature within the box

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